As filed with the Securities and Exchange Commission on February 3, 2006.
                   An Exhibit List can be found on page II-1.
                              Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SYNDICATION NET.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                    8742                   57-2218873
       -------                     ----                   ----------
(State of Incorporation)     (Primary Standard           (IRS Employer
                            Industrial Code No.)      Identification No.)

                              1250 24th Street, NW
                                    Suite 300
                             Washington, D.C. 20037
                                 (202) 467-2788
          (Address and telephone number of principal executive offices)

                    Brian Sorrentino, Chief Executive Officer
                            Syndication Net.com, Inc.
                              1250 24th Street, NW
                                    Suite 300
                             Washington, D.C. 20037
                                 (202) 467-2788
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700
                              Fax: (212) 930-9725

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
==================================================== ================= ==================== ===================== ==============
                                                                        Proposed Maximum      Proposed Maximum      Amount of
          Title of each class of securities            Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be registered                   Registered (1)        Security               Price               Fee
---------------------------------------------------- ----------------- -------------------- --------------------- --------------
Common stock, $0.0001 par value issuable upon
conversion of Convertible Debentures                    4,000,000(2)     $   0.007(4)           $   28,000.00        $  3.00

Common Stock, $0.0001 par value issuable upon
exercise of Warrants                                      722,872(3)     $   0.007(4)           $    5,060.10        $  0.54
---------------------------------------------------- ----------------- -------------------- --------------------- --------------
Total                                                   4,722,872                                  $33,060.10        $  3.54
==================================================== ================= ==================== ===================== ==============

(1) Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the convertible debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the convertible debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)   Includes shares underlying the convertible debentures.

(3)   Includes shares underlying the warrants.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 2, 2006, which was $.007 per share.

      The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2006

                            Syndication Net.com, Inc.
                               4,722,872 Shares of
                                  Common Stock

      This prospectus relates to the resale by the selling stockholders of up to 4,722,872 shares of our common stock, including up to 4,000,000 shares of common stock underlying convertible debentures in the principal amount of $1,150,000, and up to 722,872 shares issuable upon the exercise of common stock purchase warrants. The $1,150,000 convertible debentures are convertible into our common stock at the lower of $0.0132 or 85% of the lowest weighted average price during the 30 trading days immediately preceding the conversion date. The warrants are exercisable into shares of our common stock until five years from the date of issuance at the following exercise prices: (i) $0.008 with respect to 36,000,000 shares of common stock; (ii) $0.01 with respect to 36,000,000 shares of common stock; (iii) $0.02 with respect to 21,000,000 shares of common stock; (iv) $0.05 with respect to 16,000,000 shares of common stock; and (v) $0.10 with respect to 11,000,000 shares of common stock.

      Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol "SYCI".

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. All costs associated with this registration will be borne by us.

            Investing in our common stock involves substantial risks.
                    See "Risk Factors," beginning on page 7.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock underlying the convertible debentures in the principal amount of $1,150,000.

      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2006.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Syndication Net.com, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary                                                             4
Risk Factors                                                                   7
Forward Looking Statements                                                    13
Use of Proceeds                                                               14
Selling Stockholders                                                          14
Plan of Distribution                                                          17
Market for Common Equity and Related Stockholder Matters                      19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                   21
Description of Business                                                       26
Description of Property                                                       29
Legal Proceedings                                                             29
Management                                                                    30
Executive Compensation                                                        31
Certain Relationships and Related Transactions                                32
Security Ownership of Certain Beneficial Owners and Management                32
Description of Securities                                                     34
Indemnification for Securities Act Liabilities                                34
Legal Matters                                                                 34
Experts                                                                       34
Additional Information                                                        35
Index to Financial Statements                                                F-1

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "we," "us," and "our" refer to Syndication Net.com, Inc.

                            Syndication Net.com, Inc.

      We are a consulting company formed to acquire controlling interests in or to participate in the creation of, and to provide financial, management and technical support to, development stage businesses. Our strategy is to integrate affiliated companies into a network and to actively develop the business strategies, operations and management teams of the affiliated entities.

      For the three months ended September 30, 2005 and 2004, we generated $23,675 and $-0- in revenue, respectively, and a net income of $275,459 and a net loss of $255,465, respectively. In addition, for the year ended December 31, 2004 and 2003, we generated $-0- and $3,420 in revenue, respectively, and a net loss of $2,274,319 and $1,088,420, respectively. As a result of our substantial need for working capital and other factors, our auditors in their report dated April 13, 2005, have expressed substantial doubt about our ability to continue as going concern.

      Our principal executive offices are located at 1250 24th Street, NW, Suite 300, Washington, D.C. 20037 and our phone number is (202) 467-2788. We are a Delaware corporation.

                                  The Offering

Common stock outstanding
before offering............. 95,221,074 shares
Common stock offered by
selling stockholders........ Up to 4,722,872 shares, including the following:
                             o    up to 4,000,000 shares of common
                                  stock underlying convertible
                                  debentures in the principal amount
                                  of $1,150,000 (includes a good faith
                                  estimate of the shares underlying
                                  the secured convertible debentures
                                  to account for market fluctuations
                                  antidilution and price protection
                                  adjustments, respectively), and
                             o    up to 722,872 shares of common
                                  stock issuable upon the exercise of
                                  common stock purchase warrants
                                  exercisable into shares of our
                                  common stock until five years from
                                  the date of issuance at the
                                  following exercise prices: (i)
                                  $0.008 with respect to 36,000,000
                                  shares of common stock; (ii) $0.01
                                  with respect to 36,000,000 shares of
                                  common stock; (iii) $0.02 with
                                  respect to 21,000,000 shares of
                                  common stock; (iv) $0.05 with
                                  respect to 16,000,000 shares of
                                  common stock; and (v) $0.10 with
                                  respect to 11,000,000 shares of
                                  common stock.
Common stock to be
outstanding after the
offering.................... Up to 99,993,946 shares.
Use of proceeds............. We will not receive any proceeds from the sale of the common stock hereunder.
                             However, we will receive the sale price
                             of any common stock we sell to the
                             selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

      The above information regarding common stock to be outstanding after the offering is based on 95,221,074 shares of common stock outstanding as of February 2, 2006 and assumes the subsequent conversion of our issued secured convertible debentures and exercise of warrants by our selling stockholders.

EXPLANATORY NOTE: On December 30, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P. Any issuance of shares of common stock pursuant to the Securities Purchase Agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval by written consent to increase our authorized shares of common stock from 100,000,000 to 3,000,000,000 and filing the certificate of amendment to our certificate of incorporation. We filed a preliminary information statement with the Securities and Exchange Commission on January 30, 2006, pursuant to which a majority of our shareholders approved by written consent to authorize the increase in our authorized shares of common stock. We intend on filing the certificate of amendment to our certificate of incorporation within 20 days of mailing the information statement to our shareholders. We are registering 4,722,872 shares of common stock pursuant to this prospectus that are underlying the secured convertible debentures and warrants issued in connection with the Securities Purchase Agreement. Upon filing the certificate of amendment, we will amend this prospectus to include additional shares of common stock that are issuable pursuant to the Securities Purchase Agreement.

DECEMBER 2005 SECURITIES PURCHASE AGREEMENT

      On December 30, 2005, we entered into a Termination Agreement with Cornell Capital Partners, LP (the "Investor") pursuant to which the Standby Equity Distribution Agreement entered between us and the Investor dated June 2004 was terminated. Further, on December 30, 2005, in order to obtain alternative funding for our ongoing operations, we then executed a Securities Purchase Agreement (the "Agreement") for the sale of (i) $1,150,000 in secured convertible debentures (the "Debentures") and (ii) stock purchase warrants (the "Warrants") to buy 120,000,000 shares of our common stock.

      On December 30, 2005, the Investor purchased $300,000 in Debentures and received Warrants to purchase 120,000,000 shares of our common stock. In addition, provided that all of the conditions in the Securities Purchase Agreement are satisfied, the Investor is obligated to provide us with an additional $700,000 within two business days of the filing of a registration statement registering the shares of common stock issuable in connection with the Debentures and the Warrants and $150,000 within three business days of the effectiveness of the registration statement.

      The Debentures bear interest at 12%, mature three years from the date of issuance, and are convertible into our common stock, at the Investor's option, at a conversion price, equal to the lower of (i) $0.0132 or (ii) 85% of the lowest weighted average price during the 30 trading days immediately preceding the conversion date. As of January 27, 2006, the lowest weighted average price during the 30 trading days immediately preceding the conversion date as reported on the Over-The-Counter Bulletin Board was $.0105 and, therefore, the conversion price for the Debentures was $.0089. Based on this conversion price, the Debentures in the amount of $1,150,000, excluding interest, were convertible into 129,213,483 shares of our common stock.

      We may prepay the Debentures only in the event that our closing bid price is less than $0.0132. We are required to pay a premium of 20% at the time of redemption. The full principal amount of the Debentures is due upon default under the terms of Debentures. In addition, we have granted the Investor a security interest in substantially all of our assets and intellectual property as well as registration rights pursuant to which we are required to have the registration statement filed within 30 days of the Agreement and effective within 120 days of the Agreement.

      The Warrants are exercisable until five years from the date of issuance at the following exercise prices:

o     $0.008 with respect to 36,000,000 shares of common stock;

o     $0.01 with respect to 36,000,000 shares of common stock;

o     $0.02 with respect to 21,000,000 shares of common stock;

o     $0.05 with respect to 16,000,000 shares of common stock; and

o     $0.10 with respect to 11,000,000 shares of common stock.

      In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

      The Investor has contractually agreed to restrict their ability to convert the Debentures and exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

      The sale of the Debentures was completed on December 30, 2005 with respect to $300,000 of the Debentures. As of the date hereof, we are obligated on $300,000 in face amount of Debentures issued to the Investor. The Debentures are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of our company. In addition, we are also obligated on an additional $850,000 in face amount of Debentures issued to the Investors pursuant to the Agreement.

      The Debentures and Warrants were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

      On February 3, 2006, we entered into a Termination Agreement with the Investor pursuant to which we agreed to terminate the Escrow Agreement and the respective rights and obligations contained therein and any rights and obligations with respect to escrow arrangements provided for in the Securities Purchase Agreement. As a result, the Investor and we shall not have any rights or obligations under or with respect to the Escrow Agreement or the escrow arrangements (including fees) provided for in the Securities Purchase Agreement. In addition, the termination of the Escrow Agreement required us to enter into amendments to the Securities Purchase Agreement, Investor Registration Rights Agreement, and Security Agreement, each dated as of February 3, 2006, to delete all references to the Escrow Agreement or the escrow arrangements specified thereunder.

                                  RISK FACTORS

      Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

Risks Related To Our Business:

We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

      We incurred net losses of $2,274,319 for the year ended December 31, 2004 and $1,088,420 for the year ended December 31, 2003. In addition, for the nine months ended September 30, 2005, we incurred a net loss of $219,957. Our monthly burn rate is approximately $35,000 per month and, accordingly, we will need to raise approximately $420,000 over the next 12 months in order to sustain our current operations. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to market and sell our services. Our possible success is dependent upon the successful development and marketing of our services, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our activities, particularly if a well-financed competitor emerges. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

      In their report dated April 13, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit of $4,505,838 at December 31, 2004 and recurring losses from operations. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our Success Depends On Attracting And Retaining Highly Skilled And Qualified Technical And Consulting Personnel.

      We must hire highly skilled technical personnel as employees and as independent contractors in order to acquire controlling interests in or to participate in the creation of, and to provide financial, management and technical support to, development stage business, e-commerce businesses and traditional brick-and-mortar businesses. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

Our Success Depends In A Large Part On The Continuing Service of Key Personnel.

      Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Brian Sorrentino, our chief executive officer, and Mark Solomon, our president. This is especially an issue for us since our staffing is small. The failure to retain our current management or personnel could have a material and adverse effect on our operating results and financial performance.

Because our management team devotes a limited amount of their time to our affairs, our business may not be successful.

      Our management team consists of individuals who are concurrently involved in other activities and careers and will be spending only a limited amount of time on our affairs. We may not be able to successfully implement our business plan or continue our operations if our management team is unable to devote the time required.

Our strategy may involve speculative investments which could cause us to lose some or all of our invested funds and could cause the price of our stock to decline.

      Our success depends on our ability to develop or select companies that will be ultimately successful. There may be factors outside our control which could affect the success of the acquired companies. We intend to seek companies in the early stages of development with limited operating history, little revenue and possible losses. If we becomes affiliated with such entities and they do not succeed, the value of our assets, results of operations and the price of our common stock could decline.

Management and affiliates own enough shares to control shareholder vote which could limit the rights of existing or future shareholders.

      Our executive officers, directors, affiliates and entities controlled by them own approximately 50.94% of the outstanding common stock. As a result, these executive officers and directors will control the vote on matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending our Certificate of Incorporation or other material corporate actions.

We do not have employment agreements with any of our officers or employees and if we are unable to retain our management team our business operations may not be able to continue to operate.

      Our success in achieving our growth objectives is dependant to a substantial extent upon the continuing efforts and abilities of our key management personnel, including the efforts of Brian Sorrentino, our Chief Executive Officer, as well as other executive officers and management. We do not have employment agreements with any of our executive officers and the loss of their services would deprive us of their needed legal and business contacts and experiences. We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services. We do not maintain key-man life insurance for any of our officers.

We have and intend to continue to issue shares of our common stock to our officers, directors and consultants as compensation for services which they perform on behalf of our company at a discount to the market price of our common stock at the time of such issuance. This results in a large number of shares which have been issued and the sale of these shares may depress the market price of our common stock and will cause dilution to our existing stockholders.

      We often issue, and intend to continue to issue from time to time, shares of our common stock to our officers, directors and consultants as compensation for services which they perform on behalf of our company at a discount to the market price of our common stock at the time of such issuance. As of the date hereof, we have issued Brian Sorrentino, our Chief Executive Officer and Director, an aggregate of 17,056,262 shares of our common stock as compensation for services performed on our behalf. In addition, we have issued Mark Solomon, our President and Director, and Howard Siegel, our Director, an aggregate of 11,098,300 and 3,025,000 shares of our common stock, respectively, each as compensation for services performed on our behalf. This results in a large number of shares which have been issued to our officers, directors and consultants at a discount to the market price of our common stock. The sale of these shares may depress the market price of our common stock and will cause dilution to our existing stockholders.

If we are required to comply with the Investment Company Act of 1940, we will incur substantial additional expenses and if we do not comply with the Investment Company Act of 1940, then we could be subject to liabilities.

      Our ownership interest in companies that we seek to consult with and acquire could result in our being classified as an investment company under the Investment Company Act of 1940. If we are required to register as an investment company, then we will incur substantial additional expenses as the result of the Investment Company Act of 1940's record keeping, reporting, voting, proxy disclosure and other legal requirements. We have obtained no formal determination from the Securities and Exchange Commission as to our status under the Investment Company Act of 1940. Any violation of the Investment Company Act of 1940 could subject us to civil or criminal liabilities. In the event we engage in business combinations which result in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act of 1940. Passive investment interests, as used in the Investment Company Act, essentially means investments held by entities which do not provide management or consulting services or are not involved in the businesses whose securities are held. In such event, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. Restrictions on transactions between an investment company and its affiliates under the Investment Company Act of 1940 would make it difficult, if not impossible, for us to implement our business strategy of actively managing, operating and promoting collaboration among our to be acquired network of affiliated entities.

Risks Relating To Our Current Financing:

There are a large number of shares underlying our convertible debentures and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

      As of February 2, 2006, we had 95,221,074 shares of common stock issued and outstanding, convertible debentures outstanding that may be converted into an estimated 33,707,865 shares of common stock, an obligation to issue convertible debentures that may be converted into an estimated 95,505,618 shares of common stock, and outstanding warrants to purchase 120,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our secured convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

      Our obligation to issue shares upon conversion of our secured convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of February 1, 2006 of $0.008.

% Below Market    Price Per Share    Discount of 15%   Number of Shares Issuable
--------------    ---------------    ---------------   -------------------------
25%               $  .006            $  .0051          225,490,196
50%               $  .004            $  .0034          338,235,294
75%               $  .002            $  .0017          676,470,588

      As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our $1,150,000 principal convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

      The convertible debentures are convertible into shares of our common stock at a 15% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

      The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the event that our stock price declines, the shares of common stock allocated for conversion of the convertible debentures and registered pursuant to this prospectus may not be adequate and we may be required to file a subsequent registration statement covering additional shares. if the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

      Based on the current conversion price of our convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we will allocate and register 249,213,483 shares to cover the conversion of the convertible debentures and stock purchase warrants. In the event that our conversion or exercise price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

      On December 30, 2005, we entered into a financing arrangement involving the sale of a $1,150,000 principal amount of convertible debentures and stock purchase warrant to buy 120,000,000 shares of our common stock. The convertible debentures are due and payable, with 12% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business or the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Related To Our Common Stock:

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

      Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

The limited market for our shares will make our price more volatile; therefore you may have difficulty selling our common stock.

      The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

Our common stock will be subject to the "Penny Stock" rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

      The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           Forward-Looking Statements

      Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, we have received gross proceeds of $1,150,000 from the sale of the convertible debentures. The proceeds received from the sale of the convertible debentures will be and are being used for business development purposes, working capital needs, consulting fees, management fees, internal and external accounting fees and repayment of debt.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
                                          Total
                      Total Shares of   Percentage                                                           Percentage
                       Common Stock     of Common                                               Beneficial   of Common
                       Issuable Upon      Stock,      Shares of     Beneficial  Percentage of   Ownership   Stock Owned
                       Conversion of     Assuming    Common Stock   Ownership   Common Stock    After the      After
                        Debentures         Full       Included in   Before the  Owned Before    Offering     Offering
        Name         and/or Warrants*   Conversion    Prospectus    Offering**   Offering**        (2)           (2)
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------
Cornell Capital         4,722,872           4.96%   Up to         4,722,872 (1)      4.96%          --            --
Partners, L.P.                                      4,722,872 (1)
                                                    shares of
                                                    common stock
------------------- ----------------- ------------- ------------- ------------ -------------- ------------ -------------

* This column represents an estimated number based on a current conversion price of $0.0089, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to its 4.99% limitation.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

      The following information contains a description of the selling stockholders. Except as set forth, none of the selling stockholders have held a position or office, or had any other material relationship, with our company:

      Cornell Capital Partners, L.P. is the holder of convertible debentures in the principal amount of $1,150,000 and a warrant to purchase 120,000,000 shares of common stock. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us.

DECEMBER 2005 SECURITIES PURCHASE AGREEMENT

      On December 30, 2005, we entered into a Termination Agreement with Cornell Capital Partners, LP (the "Investor") pursuant to which the Standby Equity Distribution Agreement entered between us and the Investor dated June 2004 was terminated. Further, on December 30, 2005, in order to obtain alternative funding for our ongoing operations, we then executed a Securities Purchase Agreement (the "Agreement") for the sale of (i) $1,150,000 in secured convertible debentures (the "Debentures") and (ii) stock purchase warrants (the "Warrants") to buy 120,000,000 shares of our common stock.

      On December 30, 2005, the Investor purchased $300,000 in Debentures and received Warrants to purchase 120,000,000 shares of our common stock. In addition, provided that all of the conditions in the Securities Purchase Agreement are satisfied, the Investor is obligated to provide us with an additional $700,000 within two business days of the filing of a registration statement registering the shares of common stock issuable in connection with the Debentures and the Warrants and $150,000 within three business days of the effectiveness of the registration statement.

      The Debentures bear interest at 12%, mature three years from the date of issuance, and are convertible into our common stock, at the Investor's option, at a conversion price, equal to the lower of (i) $0.0132 or (ii) 85% of the lowest weighted average price during the 30 trading days immediately preceding the conversion date. As of January 27, 2006, the lowest weighted average price during the 30 trading days immediately preceding the conversion date as reported on the Over-The-Counter Bulletin Board was $.0105 and, therefore, the conversion price for the Debentures was $.0089. Based on this conversion price, the Debentures in the amount of $1,150,000, excluding interest, were convertible into 129,213,483 shares of our common stock.

      We may prepay the Debentures only in the event that our closing bid price is less than $0.0132. We are required to pay a premium of 20% at the time of redemption. The full principal amount of the Debentures is due upon default under the terms of Debentures. In addition, we have granted the Investor a security interest in substantially all of our assets and intellectual property as well as registration rights pursuant to which we are required to have the registration statement filed within 30 days of the Agreement and effective within 120 days of the Agreement.

      The Warrants are exercisable until five years from the date of issuance at the following exercise prices:

o     $0.008 with respect to 36,000,000 shares of common stock;

o     $0.01 with respect to 36,000,000 shares of common stock;

o     $0.02 with respect to 21,000,000 shares of common stock;

o     $0.05 with respect to 16,000,000 shares of common stock; and

o     $0.10 with respect to 11,000,000 shares of common stock.

      In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

      The Investor has contractually agreed to restrict their ability to convert the Debentures and exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

      The sale of the Debentures was completed on December 30, 2005 with respect to $300,000 of the Debentures. As of the date hereof, we are obligated on $300,000 in face amount of Debentures issued to the Investor. The Debentures are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of our company. In addition, we are also obligated on an additional $850,000 in face amount of Debentures issued to the Investors pursuant to the Agreement.

      The Debentures and Warrants were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

      Any issuance of shares of common stock pursuant to the Securities Purchase Agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval by written consent to increase our authorized shares of common stock from 100,000,000 to 3,000,000,000 and filing the certificate of amendment to our certificate of incorporation. We filed a preliminary information statement with the Securities and Exchange Commission on January 30, 2006, pursuant to which a majority of our shareholders approved by written consent to authorize the increase in our authorized shares of common stock. We intend on filing the certificate of amendment to our certificate of incorporation within 20 days of mailing the information statement to our shareholders. We are registering 4,722,872 shares of common stock pursuant to this prospectus that are underlying the secured convertible debentures and warrants issued in connection with the Securities Purchase Agreement. Upon filing the certificate of amendment, we will amend this prospectus to include additional shares of common stock that are issuable pursuant to the Securities Purchase Agreement.

      On February 3, 2006, we entered into a Termination Agreement with the Investor pursuant to which we agreed to terminate the Escrow Agreement and the respective rights and obligations contained therein and any rights and obligations with respect to escrow arrangements provided for in the Securities Purchase Agreement. As a result, the Investor and we shall not have any rights or obligations under or with respect to the Escrow Agreement or the escrow arrangements (including fees) provided for in the Securities Purchase Agreement. In addition, the termination of the Escrow Agreement required us to enter into amendments to the Securities Purchase Agreement, Investor Registration Rights Agreement, and Security Agreement, each dated as of February 3, 2006, to delete all references to the Escrow Agreement or the escrow arrangements specified thereunder.

Sample Conversion Calculation

      The number of shares of common stock issuable upon conversion of the Debentures is determined by dividing that portion of the principal of the Debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $300,000 of debentures on January 27, 2006, and a conversion price of $0.0089 per share, the number of shares issuable upon conversion would be:

$300,000/$.0089 = 33,707,865 shares

      The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as February 1, 2006 of $0.008.

% Below Market    Price Per Share    Discount of 15%   Number of Shares Issuable
--------------    ---------------    ---------------   -------------------------
25%               $  .006            $  .0051          225,490,196
50%               $  .004            $  .0034          338,235,294
75%               $  .002            $  .0017          676,470,588

                              PLAN OF DISTRIBUTION

      The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately-negotiated transactions;

o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

o     through the writing of options on the shares

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

      The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol "SCYI". The following table sets forth the high and low bid prices of our common stock, as reported by the Over-The-Counter Bulletin Board for each quarter since January 1, 2003. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                             High Bid Price          Low Bid Price
                             --------------          -------------
First Quarter 2003             $  0.05                  $  0.02
Second Quarter 2003            $  1.15                  $  0.05
Third Quarter 2003             $  0.05                  $  0.05
Fourth Quarter 2003            $  2.45                  $  0.05
--------------------------------------------------------------------
First Quarter 2004             $  0.60                  $  0.25
Second Quarter 2004            $  1.90                  $  0.55
Third Quarter 2004             $  0.30                  $  0.25
Fourth Quarter 2004            $  1.50                  $  0.15
--------------------------------------------------------------------
First Quarter 2005             $  1.25                  $  0.22
Second Quarter 2005            $  0.51                  $  0.07
Third Quarter 2005             $  0.09                  $  0.02
Fourth Quarter 2005            $  0.05                  $  0.004

      As of February 2, 2006, there were approximately 43 holders of record of our common stock. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Pacific Stock Transfer, Inc., 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

Dividends

      We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                         Number of securities
                                      Number of securities                             remaining available for
                                        to be issued upon        Weighted average       future issuance under
                                           exercise of          exercise price of     equity compensation plans
                                      outstanding options,     outstanding options,     (excluding securities
           Plan category               warrants and rights     warrants and rights     reflected in column (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans not                  -0-                     -0-                       -0-
approved by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
Total                                          -0-                     -0-                       -0-

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

      The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

      The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

INTRODUCTION

      We are a consulting company formed to acquire controlling interests in or to participate in the creation of, and to provide financial, management and technical support to, development stage businesses. Our strategy is to integrate affiliated companies into a network and to actively develop the business strategies, operations and management teams of the affiliated entities.

      It is the intent of our board of directors to develop and exploit all business opportunities to increase efficiencies between companies with which we may invest in or consult. In addition, we may acquire companies to be held as wholly owned subsidiaries.

      We had one wholly owned subsidiary, Kemper Pressure Treated Forest Products, Inc. Kemper was engaged in the retail brokerage business of preservative treated lumber such as utility poles, bridge pilings, timber and guardrail posts. Kemper had one customer and as a result of limited revenue we elected to wind down Kemper's operations during the fourth quarter of 2003. We have changed our focus and growth efforts towards our consulting business and/or the acquisition of an operating development company.

      On November 10, 2003, we entered into a Letter of Intent with Tri State Metro-Territories, LLC (Tri-State) to acquire substantially all of the assets of Tri-State. Brian Sorrentino, a major shareholder, director and an executive officer of our company, is a 10% shareholder and has resigned as the managing member of Tri State. Additionally, Mark Solomon, who serves as a member of our Board of Directors and is a shareholder of our company also is a member of Tri-State. Dale Hill, is a shareholder of our company and is also a member of Tri-State. Tri State is in the business of selling franchised hair coloring salon units under the name of "HCX the haircolorxperts". The assets being negotiated by us include the exclusive rights to develop the franchise chain of "HCX Tri-State Metro Territories LLC" in the District of Columbia and Maryland area as well as the interest in the prototype HCX Salons located in Columbia Maryland and Washington, DC. We have loaned Tri-State approximately $198,000 in connection with Tri-State's opening of its prototype salon in Washington, DC.

      On March 18, 2004, we entered into privately negotiated exchange agreements to exchange 355,000 restricted shares of its common stock for 8% of membership interests of Tri-State. In addition, from September 2004 through September 2005 we entered purchase agreements resulting in us owning 12.75% of membership interests of Tri-State. Although it is our intent to acquire all the assets of Tri-State, the specific terms and the evaluations of the potential transaction have not yet been finalized and the pending audited financial statements of Tri-State are a requirement for completion of that transaction. The transaction is also subject to customary closing conditions, including but not limited to the receipt of all definitive documents, valuations, consents, and approvals. There can be no assurance as to whether or when the transaction will close.

      On September 14, 2004, we entered into a letter of intent with the shareholders of New Age Systems, Inc. ("New Age") in which we agreed to acquire 100% of New Age's outstanding securities from New Age's shareholders. In the 3rd Quarter of 2005, we have discontinued our negotiations to acquire New Age. In addition, during the 3rd quarter of 2005, Mr. Sorrentino resigned as an Executive Vice President of New Age.

      During the quarter ended September 30, 2005, we launched HTRG & Associates LLC ("HTRG") as a wholly owned subsidiary that will specialize in the real estate appraisal business. We brought on Thomas Gibbs as the President of HTRG to run the daily operations of the organization. Mr. Gibbs is also the sole owner of a consulting company named HTRG Consulting that has done specific consulting work for the company in the year of 1999 in efforts to develop and launch HCX The haircolorxperts. We have not settled with Mr. Gibbs on the terms of his employment contract at this time. The nature of the relationship is to leverage our activities from the real estate appraisal business into real estate development. We will establish a formal employment contract in relation to the real estate development projects that we choose to engage.

Results of Operations

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 2005 TO THE THREE MONTHS ENDED SEPTEMBER 30, 2004

Revenues

      For the three months ended September 30, 2005 we had revenues of $23,675 as compared to none for the three months ended September 30, 2004. The increase in revenue is primarily attributed to the revenues generated from the 1st month of operations produced from HTRG & Associates.

Operating Expenses

      The operating expenses for the three months ended September 30, 2005 decreased by $199,224 to $32,190 for the three months ended September 30, 2005 from $231,414 for the three months ended September 30, 2004. Our operating expenses consist of general and administrative expenses and consulting fees. The reason for the decrease primarily relates to a decrease in the issuance of shares for consulting services.

Net Income (Loss)

      The net income for the three months ended September 30, 2005 was $275,459 compared to a net loss of $255,465 for the three months ended September 30, 2004. The primary reasons for the decrease in net loss was decreases in expenses and recognition of other income in the amount of $255,000 related to the positive reclassification of investments, loans and interest due from Tri-State Metro Territories and the recognition by the Company of a $250,000 relief of debt.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2004 TO THE YEAR ENDED DECEMBER 31,
2003

Revenues

      For the year ended December 31, 2004, our revenue decreased by $3,420 to $0 for the year ended December 31, 2004 from $3,420 for the year ended December 31, 2003. The decrease is primarily attributed to the decreasing of consulting activity.

Operating Expenses

      The operating expenses for the period ended December 31, 2004 increased by $656,450 to $1,879,280 for the year ended December 31, 2004 from $1,222,830 for the year ended December 31, 2003. Our operating expenses consist of general and administrative expenses and consulting fees which each increased by $104,681 and $273,652, respectively. The reason for the increase relates to the issuance of shares for consulting services.

Net Income (Loss)

      The net loss for the year ended December 31, 2004 was $2,274,319 compared to net less of $1,088,420 for the year ended December 31, 2003. The primary reasons for the increase in the loss was due to the reasons set for above.

Liquidity and Capital Resources

      Total current liabilities at September 30, 2005 were $1,418,052. Total current assets at September 30, 2005 were $92,970.

      We have historically incurred losses. For the three months ended September 30, 2005, we had an operating loss of $32,170. . For the fiscal year ended December 31, 2004, we had a net loss of $2,274,319. On June 15, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. For example, assuming that the 98% of lowest volume weighted average price of our common stock during the five consecutive trading days immediately following a notice date is $.245, if we request an advance in the amount of $200,000, Cornell Capital will be entitled to the following:

o     $10,000, which represents the 5% commitment fee; and

o 816,327 shares of our common stock, which is calculated by dividing $200,000 by $.245.

      Cornell Capital Partners is restricted from owing in excess of 9.9% of our outstanding common stock. In the event that Cornell Capital Partners is unable to sell shares of common stock that it acquires under the Standby Equity Distribution Agreement and its ownership equals 9.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 40,000 shares of our common stock.

      On June 15, 2004, we entered into a Securities Purchase Agreement whereby we issued $200,000 in convertible debentures to Cornell Capital Partners, L.P. of which $50,000 was received by us on June 15, 2004 and $150,000 was received by us on July 9, 2004. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.42; or (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. The issuance of the convertible debentures has resulted in the creation of a liability. However, we believe, although we cannot provide guarantees, that the convertible debenture will be converted by Cornell Capital into shares of our common stock thereby not impacting our cash position. In the event that Cornell Capital does not convert the debenture to shares, then we will be required to repay the principal and interest on the debenture, which will have a negative impact on our liquidity.

      Our future revenues and profits, if any, will depend upon various factors, including the following:

o whether we will be able to effectively evaluate the overall quality and industry expertise of potential acquisition candidates;

o whether we will have the funds to provide seed capital and mezzanine financing to brick-and-mortar, e-commerce and Internet-related companies; and

o whether we can develop and implement business models that will enable growth companies to develop.

      On December 30, 2005, we entered into a Termination Agreement with Cornell Capital Partners, LP pursuant to which the Standby Equity Distribution Agreement entered between us and Cornell Capital dated June 2004 was terminated. Further, on December 30, 2005, in order to obtain alternative funding for our ongoing operations, we then executed a Securities Purchase Agreement (the "Agreement") for the sale of (i) $1,150,000 in secured convertible debentures (the "Debentures") and (ii) stock purchase warrants (the "Warrants") to buy 120,000,000 shares of our common stock.

      On December 30, 2005, Cornell Capital purchased $300,000 in Debentures and received Warrants to purchase 120,000,000 shares of our common stock. In addition, provided that all of the conditions in the Securities Purchase Agreement are satisfied, Cornell Capital is obligated to provide us with an additional $700,000 within two business days of the filing of a registration statement registering the shares of common stock issuable in connection with the Debentures and the Warrants and $150,000 within three business days of the effectiveness of the registration statement.

      The Debentures bear interest at 12%, mature three years from the date of issuance, and are convertible into our common stock, at Cornell Capital's option, at a conversion price, equal to the lower of (i) $0.0132 or (ii) 85% of the lowest weighted average price during the 30 trading days immediately preceding the conversion date. As of January 27, 2006, the lowest weighted average price during the 30 trading days immediately preceding the conversion date as reported on the Over-The-Counter Bulletin Board was $.0105 and, therefore, the conversion price for the Debentures was $.0089. Based on this conversion price, the Debentures in the amount of $1,150,000, excluding interest, were convertible into 129,213,483 shares of our common stock.

      We may prepay the Debentures only in the event that our closing bid price is less than $0.0132. We are required to pay a premium of 20% at the time of redemption. The full principal amount of the Debentures is due upon default under the terms of Debentures. In addition, we have granted Cornell Capital a security interest in substantially all of our assets and intellectual property as well as registration rights pursuant to which we are required to have the registration statement filed within 30 days of the Agreement and effective within 120 days of the Agreement.

      The Warrants are exercisable until five years from the date of issuance at the following exercise prices:

o     $0.008 with respect to 36,000,000 shares of common stock;

o     $0.01 with respect to 36,000,000 shares of common stock;

o     $0.02 with respect to 21,000,000 shares of common stock;

o     $0.05 with respect to 16,000,000 shares of common stock; and

o     $0.10 with respect to 11,000,000 shares of common stock.

      In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

      Cornell Capital has contractually agreed to restrict their ability to convert the Debentures and exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

      The sale of the Debentures was completed on December 30, 2005 with respect to $300,000 of the Debentures. As of the date hereof, we are obligated on $300,000 in face amount of Debentures issued to Cornell Capital. The Debentures are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of our company. In addition, we are also obligated on an additional $850,000 in face amount of Debentures issued to Cornell Capitals pursuant to the Agreement.

      We may not be able to effect any acquisitions of or investments in development stage companies if we are unable to secure sufficient funds to finance our proposed acquisitions costs. We expect that our current cash and cash equivalents will allow us to continue our current operation for six months. If we are unable to generate additional revenues or secure financings, we may be forced to cease or curtail operations.

      We intend for our management team to identify companies that are positioned to succeed and to assist those companies with financial, managerial and technical support. Over the next 12 months, we intend to increase revenue and gross profit margin by focusing and expanding its consulting services and seeking acquisition candidates. It is management's belief that potential acquisition targets can be better identified and assessed for risk if we first become involved with these candidates on a consulting capacity. Our strategy is to integrate affiliated companies into a network and to actively develop the business strategies, operations and management teams of the affiliated entities. We have decided to engage in the acquisition phase of our business plan. To that end, we expanded our relationship with HCX Tri-State Metro Territories and on November 7, 2003 executed a Letter of Intent pursuant to which we will acquire substantially all of the assets of Tri State. Tri State is in the business of selling franchised hair coloring salon units under the name of "HCX the haircolorxperts". The closing of this acquisition is subject to the entering of final definitive agreements and the performance of customary due diligence.

      Except as it relates to the staffing of HTRG & Associates, we do not foresee any significant changes in the number of our employees over the next twelve months except in the event we finalize our acquisition of the assets of Tri-State or complete any other acquisitions which would require us to hire additional employees related to that business.

      We have not paid dividends on our common stock, and intend to reinvest our earnings to support our working capital and expansion requirements. We intend to continue to utilize our earnings in the development and expansion of the business and do not expect to pay cash dividends in the foreseeable future. It is the belief of management that as we move toward an active trading status the ability to raise capital by stock issuance to effect our business plan is enhanced.

      We do not expect to sell any manufacturing facilities or significant equipment over the next twelve months except within the demands of potential acquisitions that we may pursue.

Off-Balance Sheet Arrangements

      We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on us.

                             DESCRIPTION OF BUSINESS

Organizational History

      We are a Delaware corporation. Kemper Pressure Treated Forest Products, Inc. is Mississippi corporation formed in 1987. On August 16, 1999, the shareholders of Kemper Pressure Treated Forest Products exchanged all their outstanding stock, 16,200,000 shares, on a one-for-one basis for shares of stock of Life2K.com, Inc., a Delaware corporation, which had been incorporated in Delaware on March 24, 1999 as Algonquin Acquisition Corporation and which had no operations, no revenues and one shareholder, TPG Capital Corporation. On August 12, 1999, in anticipation of the share exchange with Kemper Pressure Treated Forest Products, Inc., Algonquin Acquisition Corporation changed its name to Life2K.com, Inc. As a result of the share exchange, Kemper Pressure Treated Forest Products, Inc. became a wholly-owned subsidiary of Life2K.com, Inc.

      On October 13, 2000, the shareholders of Life2K.com, Inc. exchanged all their outstanding stock for shares of our company which was named Generation Acquisition Corporation at such time. At the time of the exchange, the officers and directors of Life2K.com, Inc. became the officers and directors of Generation Acquisition Corporation. Simultaneously, Life2K.com, Inc. merged with and into Generation Acquisition Corporation and changed its name to SyndicationNet.com, Inc.

General

      We are a consulting company formed to acquire controlling interests in or to participate in the creation of, and to provide financial, management and technical support to, development stage business, e-commerce businesses and traditional brick-and-mortar businesses. We have no restrictions or limitations in terms of the type of industry that we intend to focus our activities on. We do not want to limit the scope of our potential target businesses. In evaluating whether to act as a consultant with a particular company and whether to invest in a specific company, our board of directors intends to apply a general analysis which would include, but not limited to, the following:

o an evaluation of industry of a target company to determine the competition that exists in that particular industry;

o an evaluation to determine if the target company has the products, services and skills to successfully compete in its industry;

o     an evaluation of the target company's management skills; and

o an evaluation of our equity position in a target company, if any, to review the extent, if any, that we will be able to exert influence over the direction and operations of the development stage company.

      As a condition to any acquisition or development agreement, we intend to require representation on the company's board of directors to ensure our ability to provide active guidance to the company. The board of directors has the ultimate authority for any decision with regard to selecting which companies to consult with and in which companies we might make an investment.

      Our strategy is to integrate affiliated companies into a network and to actively develop the business strategies, operations and management teams of the affiliated entities. It is the intent of our board of directors to develop and exploit all business opportunities to increase efficiencies between companies with which we may invest in or consult. For example, if we are consulting with a marketing company, we may utilize that marketing company to provide services for other companies with which we consult with or invest. We may acquire companies to be held as wholly owned subsidiaries of our company.

      Our board of directors believes that the financial evaluations of our company would be enhanced as a result of having diversified companies owned by our company. We anticipate that our role as a consultant to development stage companies may provide the opportunity for us to invest in such development stage companies, however, our services as a consultant will not be conditioned on us being allowed to invest in a company.

      We do not intend to identify potential acquisition, investment and consulting activities through the use of paid advertisements, phone solicitation or email solicitation, but intend to become aware of and identify potential acquisition, investment and consulting activities through the business contacts and networking of our officers and directors.

Letter Of Intent With Tri-State Metro Territories LLC

      On November 10, 2003, we entered into a Letter of Intent with Tri State Metro-Territories, LLC (Tri-State) to acquire substantially all of the assets of Tri-State. Brian Sorrentino, a major shareholder, director and an executive officer of our company, is also a 10% shareholder in Tri State. Additionally, Robert Green is a member of Tri-State and a shareholder of our company. Mark Solomon, who serves as a member of our Board of Directors and is a shareholder of our company also is a member of Tri-State. Dale Hill, is a shareholder of our company and is also a member of Tri-State. Tri State is in the business of selling franchised hair coloring salon units under the name of "HCX the haircolorxperts". HCX, the parent franchisor. The assets being negotiated by us include the exclusive rights to develop the franchise chain of "HCX Tri-State Metro Territories LLC" in the District of Columbia and Maryland area as well as the interest in the prototype HCX Salons located in Columbia Maryland and Washington, DC. We have loaned Tri-State $178,000 in connection with Tri-State's opening of its prototype salon in Washington, DC. On March 18, 2004, we entered into privately negotiated exchange agreements to exchange 355,000 restricted shares of our common stock for 8% of membership interests of Tri-State. In addition, from September 2004 through February 2005, we entered into two purchase agreements whereby we purchased 3% of membership interests of Tri-State for $115,000. Although it is our intent to acquire all the assets of Tri-State, the specific terms and the evaluations of the potential transaction have not yet been finalized and the pending audited financial statements of Tri-State are a requirement for completion of that transaction. The transaction is also subject to customary closing conditions, including but not limited to the receipt of all definitive documents, valuations, consents, and approvals. There can be no assurance as to whether or when the transaction will close.

Letter of Intent with New Age Systems, Inc.

      On September 14, 2004, we entered into a letter of intent with the shareholders of New Age Systems, Inc. ("New Age") in which we agreed to acquire 100% of New Age's outstanding securities from New Age's shareholders. The closing of this sale was subject to the entering of a final definitive agreement and the performance of customary due diligence. New Age is a full-service information technology provider to government and business, providing services and related products. New Age provides services in the following areas:

o     Software Engineering,

o     Records Management and Workflow,

o     Network Design and Support,

o     Program Management,

o     Geographic/Geospatial Information System solutions, and

o     Integrated Association Management Systems.

      During the three months ended September 30, 2005, we discontinued negotiations to pursue the acquisition of New Age Systems, Inc.

The Market

      We believe that the effective achievement of the public status has provided access to the capital markets and the associated investment capital necessary to effect our declared intention to engage in the acquisition and merger elements of our business plan. As Internet-based network reliability, speed and security continue to improve, and as more businesses are connected to the Internet, traditional brick-and-mortar businesses are using the Internet to conduct e-commerce and to create new revenue opportunities by enhancing their interactions with new and existing customers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners.

      Our management team believes that it can offer development stage companies strategic guidance regarding business model development, market positioning, management selection, day-to-day operational support and the introduction to investors that start-up companies often need to fulfill their business objectives by way of increased access to public equity markets.

Marketing

      Primarily through the marketing efforts of our executive officers, directors and consultants, we intend to locate B2B Internet-related companies and traditional brick-and-mortar businesses for which we will act as a general corporate consultant and we also intend to locate development stage companies as acquisition candidates. We do not intend to concentrate our efforts on any particular industry. Our management team hopes to take advantage of the resources of its directors, specifically in the areas of accounting, e-commerce, finance and politics, to enable us to consult with, acquire and integrate B2B e-commerce companies and traditional brick-and-mortar businesses. We intend to actively explore synergistic opportunities such as cross marketing efforts within the network of companies we will consult with or acquire.

Strategy and Objectives - Investment and development activities

      We believe that we can add value to development stage B2B e-commerce Internet-related companies and traditional brick and mortar businesses by providing seed-capital and we may take advantage of various potential business acquisition opportunities through the issuance of our securities. We believe we can further assist them in the following areas:

o to develop and implement business models that capitalize on the Internet's ability to provide solutions to traditional companies;

o to build a corporate infrastructure including a management team, a qualified sales and marketing department, information technology, finance and business development;

o to assist them in their ability to manage rapid growth and flexibility to adopt to the changing Internet marketplace and technology;

o to assist them in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements and other corporate transactions; and

o to advise them in matters related to corporate finance, financial reporting and accounting operations.

      We believe that our management team is qualified to identify companies that are positioned to compete successfully in their respective industries. We intend to structure our acquisitions to permit the acquired company's management and key personnel to retain an equity stake in the company. We believe that we have the ability to complete acquisitions and investments quickly and efficiently. We intend that after acquiring an interest in a development company, it will participate in follow-on financing if needed. We have no proposed activities related to the offering of securities of any other company.

Management and consulting activities

      In evaluating whether to act as a consultant with a particular company, we intend to apply an analysis which includes, but is not limited to, the following factors:

o industry evaluation to determine inefficiencies that may be alleviated through Internet or e-commerce use and will evaluate the profit potential, the size of the market opportunity and the competition that exists for that particular industry;

o target company evaluation to determine if the target company has the products, services and skills to become successful in its industry;

o overall quality and industry expertise evaluation of a potential acquisition candidate in deciding whether to acquire a target company. If the target company's management skills are lacking, a determination will be made as to whether a restructuring of its corporate infrastructure is feasible and, if done so, whether it would be successful;

o evaluation of our equity position in a target company and extent that we will be able to exert influence over the direction and operations of the development stage company; and

o as a condition to any acquisition or development agreement, we intend to require representation on the company's board of directors to ensure our ability to provide active guidance to the acquired company.

Competition

      The market to acquire interests in development stage growth companies, Internet or brick-and-mortar, is highly competitive. Many of our competitors may have more experience identifying and acquiring equity interests in development stage companies and have greater financial, research and management resources than our company. In addition, we may encounter substantial competition from new market entrants. Some of our current and future competitors may be significantly larger and have greater name recognition than our company. Many investment oriented entities have significant financial resources which may be more attractive to entrepreneurs of development stage companies than obtaining our consulting, management skills and networking services. We may not be able to compete effectively against such competitors in the future.

Employees

      Other than our officers, as of February 2, 2006, we had no employees other than one consultant, Brian Sorrentino. Our success depends to a large extent upon the continued services of our officers and directors. The loss of such personnel could have a material adverse effect on our business and our results of operations.

Description of Property

      We are headquartered in 1250 24th Street, NW, Suite 300, Washington, D.C. 20037. We pay $300 per month to rent this office space. We project that such office space should be sufficient for their anticipated needs for the foreseeable future. Our telephone number is (202) 467-2788 and our fax number is
(301) 528-4238.

                                LEGAL PROCEEDINGS

      From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

      On January 6, 2005, the Circuit Court of Madison County, Mississippi, granted summary judgment in favor of all defendants in the action styled "Barry Pope, Individually and as a Shareholder of Worldwide Forest Products, Inc., v Brian Sorrentino, et.al.", including our company as a defendant. The Court also granted a motion of certain Defendants, including our company, asking that Mr. Pope be ordered to pay the defendants attorney fees and expenses incurred as a result of a continuance of a trial set on September 22, 2004, with the Court finding that the actions of Plainfiff Pope caused the continuance. This matter was commenced on November 26, 2001, Barry Pope, individually and as a shareholder of Worldwide Forest Products, Inc. commenced an action against Brian Sorrentino, Dale Hill, Worldwide Forest Products, Inc., Kemper Pressure Treated Forest Products, Inc., Life2k.com, Inc., Algonquin Acquisition Corp., Generation Acquisition Corp., SyndicationNet.com, Inc., Castle Securities Corporation and John Does 1-5, in the Circuit Court of Madison County, Mississippi.

      Cassidy and Associates, PA, our former counsel, filed a statement of claim against us with the American Arbitration Association. This arbitration was settled in September 2004.

                                   MANAGEMENT

Executive Officers and Directors

      Below are the names and certain information regarding our executive officers and directors.

Name                             Age     Position
-------------------------------- ------- -------------------------------------
Brian Sorrentino                 48      Chief Executive Officer and Director
-------------------------------- ------- -------------------------------------
Mrutyunjaya S. Chittavajhula     45      Chief Financial Officer
-------------------------------- ------- -------------------------------------
Mark Solomon                     47      President and Director
-------------------------------- ------- -------------------------------------
Howard S. Siegel                 59      Director

      Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

      Brian Sorrentino, 46, serves as our Chief Executive Officer and as a director. Mr. Sorrentino has worked in the securities industry since 1986 and has been licensed series 6, 7, and 24. In 1993, he started Source Management Services, a consulting company. Mr. Sorrentino has specialized in mergers and acquisitions and contract negotiations with regard to those efforts. Since August 2000, Mr. Sorrentino has served as the CEO and development agent of Tri-State Metro Territories LLC. Tri State is in the business of selling franchised hair coloring salon units under the name of "HCX the haircolorxperts" which include the exclusive rights to develop the franchise chain of "HCX" in the District of Columbia and Maryland area.

      Mrutyunjaya S. Chittavajhula, 44, serves as our Chief Financial Officer. Mr. Chittavajhula graduated Andhra University located in India with a degree in commerce. From July 1999 through November 2002, Mr. Chittavajhula worked as an accountant in David Pomerantz & Associates, LLC where handled all aspects of professional accounting services. From 2002 until present, Mr. Chittavajhula has been employed as a comptroller of Deep Sea Logistics, Inc. From April 2003 until the present, Mr. Chittavajhula started working for James D Goldblatt CPA PC, Maryland, as an accountant. From May 2003 to July 2004, Mr. Chittavajhula was employed by Futrovsky & Tossman, CPAs, as an accountant.

      Mark Solomon, Esq., 46, has served as Chairman of the Board of Directors of our company since August 1999. Mr. Solomon received a Bachelor of Science Degree from Nova University in 1976 and received his Juris Doctor from Nova University Law School in 1979. For at least the last five years Mr. Solomon has been a practicing attorney for Mark Solomon, P.A., located in Florida, specializing in criminal law.

      Howard S. Siegel, 58, has served as a director of our company since August 1999. Mr. Siegel received his Juris Doctor in 1969 from St. Mary's University Law School. Since 1969, Mr. Siegel has been a practicing attorney. For the past five years, Mr. Siegel has worked with the law office of Yuen & Associates, located in Houston, Texas. Prior to working for Yuen & Associates, Mr. Siegel was employed with the Internal Revenue Service, Tenneco, Inc., Superior Oil Company and Braswell & Paterson. Mr. Siegel serves as a director of Golden Triangle Industries, Inc. (GTII), a public company traded on the Nasdaq exchange, and serves as a director for Signature Motor Cars, Inc, a privately held company.

Director Compensation

      Directors receive an annual issuance of 80,000 shares of our common stock for serving as directors and are repaid for their expenses incurred for serving as directors.

Committees of Our Board of Directors

      The Board of Directors does not have a Compensation, Audit or Nominating Committee, and the usual functions of such committees are performed by the entire Board of Directors. The board of directors have determined that at present we do not have an audit committee financial expert. The Board believes that the members of the Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we have been seeking and continue to seek an appropriate individual to serve on the Board of Directors and the Audit Committee who will meet the requirements necessary to be an independent financial expert.

Code of Ethics

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and persons who own more then 10% of our common stock, file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that there was no failure to comply with Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders.

Executive Compensation

      The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year for our last three completed fiscal years.

                                           Long-Term Compensation
                                        -----------------------------

          Annual Compensation             Awards     Payouts
          -------------------             ------     -------
Name and                                Restricted
Principal                                 Stock      Other($)
Position(s)          Year    Salary($)   Bonus($)  Compensation  Awards(#shares)
---------------      -----  ----------  ---------  ------------  ---------------
Wayne Hartke(1)      2004       --         --           --            20,000
                     2003       --         --           --            91,000
                     2002       --         --           --            20,000

Brian Sorrentino(2)  2004       --         --           --            20,000
                     2003       --         --           --            91,000
                     2002       --         --           --            20,000

(1) Mr. Hartke resigned in June 2004.

(2) CEO as of June 2004

      We do not have any long term compensation plans or stock option plans.

Employment Agreements

      We have not entered into employment agreements with any of our officers or employees.

Family Relationships

      Currently there are no family relationships among our directors, executive officers or other persons nominated or chosen to become officers or directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1999, we borrowed an aggregate of $105,000 from Brian Sorrentino, an executive officer, director and shareholder. We executed a promissory note for the loan amount at an interest rate of 12% per annum. The loan, which was due March 3, 2000, has not been paid as of the date of this filing. In the fiscal year ended December 31, 2003, Mr. Sorrentino loaned an additional $4,100 to us. In the fiscal year ended December 31, 2004, Mr. Sorrentino loaned an additional $248,730 to us. As of December 31, 2004, that the aggregate amount due including interest to Mr. Sorrentino is $401,993.

      The controlling person and founder of our company was James M. Cassidy. At the time of the exchange of stock with Life2K.com, Inc., we had 5,000,000 shares of our common stock outstanding all of which were redeemed and cancelled except 250,000 retained by TPG Capital Corporation, a corporation controlled by James Cassidy. As part of the transactions we agreed to pay TPG Capital Corporation an aggregate of $100,000 for its consulting services of which $65,000 has been paid. In 2004, as a result of a dispute regarding the services rendered by TPG Capital Corporation, we instructed our transfer agent to cancel the 250,000 outstanding shares.

      On November 10, 2003, we entered into a Letter of Intent with Tri State Metro-Territories, LLC (Tri-State) to acquire substantially all of the assets of Tri-State. Brian Sorrentino, a major shareholder, director and an executive officer of our company, is also a 10% shareholder in Tri State. Additionally, Robert Green is a member of Tri-State and a shareholder of our company. Mark Solomon, who serves as a member of our Board of Directors and is a shareholder of our company also is a member of Tri-State. Dale Hill, is a shareholder of our company and is also a member of Tri-State. Tri State is in the business of selling franchised hair coloring salon units under the name of "HCX the haircolorxperts". HCX, the parent franchisor. The assets being negotiated by us include the exclusive rights to develop the franchise chain of "HCX Tri-State Metro Territories LLC" in the District of Columbia and Maryland area as well as the interest in the prototype HCX Salons located in Columbia Maryland and Washington, DC. The Company has loaned Tri-State $178,000 in connection with Tri-State's opening of its prototype salon in Washington, DC. On March 18, 2004, we entered into privately negotiated exchange agreements to exchange 355,000 restricted shares of its common stock for 8% of membership interests of Tri-State. In addition, from September 2004 through February 2005 we entered into two purchase agreements whereby the Company purchased 3% of membership interests of Tri-State for $115,000. Although it is our intent to acquire all the assets of Tri-State, the specific terms and the evaluations of the potential transaction have not yet been finalized and the pending audited financial statements of Tri-State are a requirement for completion of that transaction. The transaction is also subject to customary closing conditions, including but not limited to the receipt of all definitive documents, valuations, consents, and approvals. There can be no assurance as to whether or when the transaction will close.

      As of the date hereof, we have a corporate services consulting agreement with Source Management Services ("Source Management"). Brian Sorrentino, a significant shareholder and an executive officer and director, is the president and sole director and shareholder of Source Management. Pursuant to this agreement we compensated Source Management at the rate of $150 per hour. In addition, we issued 571,000 shares of common stock to Source Management as a bonus.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of February 2, 2006 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                                                  Common Stock               Percentage of
Name of Beneficial Owner                   Title             Beneficially Owned (1)         Common Stock (1)
-------------------------------------------------------------------------------------------------------------------
Mrutyunjaya S. Chittavajhula.       CFO                            3,000,000                      3.15%
1250 24th Street, NW
Suite 300, Washington, D.C.
20037
-------------------------------------------------------------------------------------------------------------------
Mark Solomon                        President and Director        11,098,300                     11.66%
901 South Federal Highway
Fort Lauderdale, Florida
22216
-------------------------------------------------------------------------------------------------------------------
Howard B. Siegel                    Director                       3,025,000                      3.18%
15902 South Barker Landing
Houston, Texas 77079
-------------------------------------------------------------------------------------------------------------------
Brian Sorrentino                    CEO and Director              17,056,262                     17.91%
PO Box 484
Damascus, MD 20872
-------------------------------------------------------------------------------------------------------------------
Dale Hill                                                         14,321,194                     15.04%
5056 West grove Drive
Dallas, Texas 75248
-------------------------------------------------------------------------------------------------------------------

All Directors and Executive
Officers as a Group (4)                                           34,179,562                      35.9%
-------------------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) Applicable percentage ownership is based on 95,221,074 shares of common stock outstanding as of February 2, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 2, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 2, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share. As of February 2, 2006, there were 95,221,074 shares of our common stock issued and outstanding. We filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission on January 30, 2006 pursuant to which a majority of our stockholders have approved by written consent an amendment to our certificate of incorporation to increase our authorized common stock from 100,000,000 shares to 3,000,000,000 shares.

      Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

      Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      Our financial statements as of December 31, 2004 and 2003 appearing in this prospectus and registration statement have been audited by HJ & Associates, LLC, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Syndication Net.com, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                            SYNDICATION NET.COM, INC.

                          INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheets at September 30, 2005 (Unaudited)                F-1

Consolidated Statements of Operations for the Three Months and
  Nine Months Ended September 30, 2005 and September 30, 2004
  (Unaudited)                                                                F-2

Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 2005 and September 30, 2004 (Unaudited)                F-3

Notes to Consolidated Financial Statements (Unaudited)                       F-4

Report of Registered Independent Certified Public Accounting Firm           F-13

Balance Sheet at December 31, 2004 and December 31, 2003                    F-14

Statements of Operations for the Years ended December 31, 2004
  and December 31, 2003                                                     F-15

Statements of Stockholders' Equity (Deficit) for the Years
  Ended December 31, 2004 and December 31, 2003                             F-16

Statements of Cash Flows for the Years
  Ended December 31, 2004 and December 31, 2003                             F-17

Notes to Financial Statements                                               F-18

                    SYNDICATION NET.COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                    September 30, 2005 and December 31, 2004

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           Consolidated Balance Sheets

                                     ASSETS

                                                         Sept 30,   December 31,
                                                           2005         2004
                                                      ------------  ------------
                                                       (Unaudited)

CURRENT ASSETS

  Cash                                                $     43,581  $     14,041
                                                      ------------  ------------
  N/R - Related Party
    TSMT                                                    69,144            --
  Interest on N/R - Related Party                            3,801            --
  Accounts Receivable                                       20,025            --
                                                      ------------  ------------

    Total Current Assets                                    92,970            --
                                                      ------------  ------------

OTHER ASSETS

Investment in Tri State Metro
  Territories LLC - Related party                           80,101            --
Investment in Texas Real Estate Project                      3,020            --
Deferred acquisition costs                                      --         7,000
                                                      ------------  ------------

    Total Other Assets                                      83,121         7,000
                                                      ------------  ------------

    TOTAL ASSETS                                      $    219,672  $     21,041
                                                      ============  ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                     Consolidated Balance Sheets (Continued)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                    September 30,   December 31,
                                                        2005            2004
                                                    ------------   ------------
                                                    (Unaudited)

CURRENT LIABILITIES
  Accounts payable                                  $     82,881   $    324,524
  Accounts payable - related party                            --          2,000
  Note payable - related party                           361,830        361,830
  Interest payable - related party                        73,088         40,163
  Note payable                                           576,761        140,511
  Interest payable                                        65,939         37,907
  Convertible debenture                                  190,000        200,000
  Interest payable - convertible debenture                13,469          6,028
  Accrued directors fees                                  54,084         44,000
                                                    ------------   ------------

    Total Current Liabilities                          1,418,052      1,156,963
                                                    ------------   ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

  Preferred stock: 20,000,000 shares
    authorized of $0.0001 par value, no shares
    issued and outstanding                                    --             --

  Common stock: 100,000,000 shares authorized
    of $0.0001 par value, 16,775,959 and
    15,365,088 shares issued and outstanding
    respectively                                           1,675          1,536
  Additional paid-in capital                           3,633,240      3,558,379
  Deferred fees                                         (107,500)      (190,000)
  Deficit accumulated prior to the development
    stage                                             (2,231,519)    (2,231,519)
  Deficit accumulated during the development
    stage                                             (2,494,276)    (2,274,319)
                                                    ------------   ------------

    Total Stockholders' Equity (Deficit)              (1,198,380)    (1,135,923)
                                                    ------------   ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
      (DEFICIT)                                     $    219,672   $     21,041
                                                    ============   ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                                                                                  From inception
                                                                                                                      of the
                                                                                                                    Development
                                      For the Three Months Ended               For the Nine Months Ended              stage on
                                            September 30,                           September 30,                 January 1, 2004
                                 -----------------------------------   --------------------------------------         through
                                        2005               2004               2005                 2004          September 30, 2005
                                -----------------   ----------------   ------------------   ------------------   -----------------
CONSULTING REVENUE              $          23,675   $             --   $           23,675   $               --   $          23,675

Cost of goods sold                         23,655                 --               23,655                   --              23,655
                                -----------------   ----------------   ------------------   ------------------   -----------------

Gross profit                                   20                 --                   20                   --                  20
                                -----------------   ----------------   ------------------   ------------------   -----------------
OPERATING EXPENSES

General and administrative                 47,919             79,014              234,646              242,068             554,739
Bad debt expense (recovery)               (48,831)                 0                    -                   --             278,186
Consulting                                 33,102            152,400              173,717              692,900           1,454,717
                                -----------------   ----------------   ------------------   ------------------   -----------------

Total Operating Expenses                   32,190            231,414              408,363              934,968           2,289,642
                                -----------------   ----------------   ------------------   ------------------   -----------------

OPERATING LOSS                            (32,170)          (231,414)            (408,343)            (934,968)         (2,287,642)
                                -----------------   ----------------   ------------------   ------------------   -----------------
OTHER INCOME (EXPENSES)

Interest income                             3,801              3,945                3,801                8,370               3,801
Other Income                              255,000                  0              255,000                    0             255,000
Gain (Loss) on investment                  61,962                 --               (8,038)                  --            (284,469)
Interest expense                          (13,134)           (27,996)             (62,377)             (60,477)           (180,986)
                                -----------------   ----------------   ------------------   ------------------   -----------------

Total Other Income (Expenses)             307,629            (24,051)             188,386              (52,108)           (206,654)
                                -----------------   ----------------   ------------------   ------------------   -----------------

INCOME (LOSS) BEFORE INCOME
  TAXES                                   275,459           (255,465)            (219,957)            (987,076)         (2,494,276)
                                -----------------   ----------------   ------------------   ------------------   -----------------

INCOME TAX EXPENSE                             --                 --                   --                   --                  --
                                -----------------   ----------------   ------------------   ------------------   -----------------

NET INCOME (LOSS)               $         275,459   $       (255,465)  $         (219,957)  $         (987,076)  $      (2,494,276)
                                =================   ================   ------------------   ==================   =================

BASIC INCOME (LOSS) PER SHARE

Income (Loss) before
discontinued operations         $            0.02   $          (0.05)  $            (0.02) $             (0.06)
                                -----------------   ----------------   ------------------   ------------------

Total Income (Loss) Per Share   $            0.02   $          (0.05)  $            (0.02)  $            (0.06)
                                =================   ================   ==================   ==================
WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING                            15,810,298         13,184,264           15,599,500           12,688,192
                                =================   ================   ==================   ==================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                                 From Inception
                                                                                                     of the
                                                                                                   Development
                                                              For the Nine Months Ended             Stage on
                                                                    September 30,                January 1, 2004
                                                       --------------------------------------        Through
                                                             2005                 2004             Sept 30, 2005
                                                       ------------------  ------------------ ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income/(Loss)                                   $         (219,957) $         (987,076) $      (2,494,276)
   Adjustments to reconcile net loss to net cash
   provided (used) in operating activities:
     Common Stock issued for services                                  --             962,250          1,182,750
     Amortization of deferred fees                                     --              15,500            406,000
     Unearned compensation                                         82,500                  --             82,500
     Bad debt expense                                                  --                  --            278,187
     Gain on release of debt                                     (250,000)                 --           (250,000)
     Loss on investment value                                          --                  --            276,431
   Changes in operating assets and liabilities:
     (Increase) in accounts receivable                            (20,025)                 --            (20,025)
     (Increase) in interest receivable - related party             (3,801)            (13,156)            (3,801)
     Increase (decrease) in accounts payable                        6,356              18,418             24,872
     Increase in accounts payable - related party                      --                  --              1,000
     Increase in interest payable - related party                  32,924              (6,372)            40,122
     Increase in interest payable - others                         28,032              18,230             28,032
     Increase in accrued expenses                                  17,526              26,750             56,167
     Increase in accrued expenses - related party                      --                  --             32,000
                                                       ------------------  ------------------  -----------------
       Net Cash Provided (Used) in Operating
        Activities                                               (326,445)             34,544           (360,041)
                                                       ------------------  ------------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES

     Increase in notes receivable - related party                      --                  --           (278,187)
     Increase in investments - related                            (80,101)           (276,431)          (356,532)
     Increase in deferred acquisition costs                         3,980                  --             (3,020)
                                                       ------------------ -------------------  -----------------

       Net Cash Used in Investing Activities                      (76,121)           (276,431)          (637,739)
                                                       ------------------  ------------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES

     Stock issued for cash                                             --              50,000             50,000
     Increase in notes payable                                    530,000             150,500            737,500
     Payments on notes payable                                    (28,750)            (30,000)          (125,739)
     Increase in convertible debenture                                 --             200,000            200,000
     Increase in notes payable - related party                         --              92,900            272,990
     Payments on notes payable - related party                                                           (24,260)
     Increase in notes receivable - related party                 (69,144)           (221,526)           (69,144)
                                                       ------------------  ------------------  -----------------

       Net Cash Provided by Financing Activities                  432,106             241,874          1,041,347
                                                       ------------------  ------------------  -----------------

NET INCREASE IN CASH                                               29,540                 (13)            43,567

CASH, BEGINNING OF PERIOD                                          14,041                  14                 14
                                                       ------------------  ------------------  -----------------

CASH, END OF PERIOD                                    $           43,581  $                1  $          43,581
                                                       ==================  ==================  =================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                Consolidated Statements of Cash Flows (Continued)
                                   (Unaudited)

                                                                                       From Inception
                                                                                           of the
                                                                                        Development
                                                         For the Nine Months Ended        Stage on
                                                                 September 30,        January 1, 2004
                                                       ----------------------------       Through
                                                          2005              2004       Sept 30, 2005
                                                       ----------      ------------   --------------
SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

   Income taxes                                        $       --      $         --
   Interest                                            $       --      $     11,370   $       11,370

Non-Cash Financing Activities

   Common stock issued for deferred fees               $       --      $    264,000   $      304,000
   Common stock issued for converting N/P              $   65,000      $         --   $       65,000
   Common stock issued for converting Debt             $   10,000      $              $       10,000
   Common stock issued for services                                    $    962,250   $    1,182,750

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                    September 30, 2005 and December 31, 2004

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

      The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such consolidated financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company's most recent audited consolidated financial statements and notes thereto included in its December 31, 2004 Annual Report on Form 10-KSB. Operating results for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - GOING CONCERN

      The Company's consolidated financial statements are prepared using accounting principals generally accepted in the Unites States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the quarter ended September 30, 2005 the Company engaged in a strategy of traditional growth by creating and launching HTRG & Associates as a wholly owned subsidiary. In the next 12 months, it is our intention to continue to pursue a growth strategy by way of merger and acquisition but, anticipate that the subsidiary will provide traditional style revenue and income as a complement to the overall execution of our business plan. If necessary, the Company will exercise its option to finance operations through debt and or the issuance of capital stock for services and working capital. There is no assurance that the Company will be successful in its acquisition efforts or in raising the needed capital.

NOTE 3 - SIGNIFICANT EVENTS

                              HTRG & Associates LLC

      During the 3rd Quarter the company launched HTRG & Associates LLC as a wholly owned subsidiary that will specialize in the real estate appraisal business. The Company brought on Thomas Gibbs as the President to run the daily operations of the organization. Mr. Gibbs is also the sole owner of a consulting company named HTRG Consulting that has done specific consulting work for the company in the year of 1999 in efforts to develop and launch HCX The haircolorxperts. The Company has not settled with Mr. Gibbs on the terms of his employment contract at this time but, expects to in the near future. The nature of the relationship is to leverage the company's activities from the real estate appraisal business into real estate development. The Company will establish a formal employment contract in relation to the real estate development projects that it chooses to engage.

                    SYNDICATION NET. COM, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                    September 30, 2005 and December 31, 2004

NOTE 3 - SIGNIFICANT EVENTS (Continued)

                 Tri-State Metro Territories LLC - Related Party

      During the quarter ended September 30, 2005, the Company increased its investment in Tri State Metro Territories, LLC (TSMT) by $10,101, which equals an increase in the ownership of TSMT by approximately 1/2%, up from 12.21% to 12.75%. Also, the Company loaned an additional $20,313 to TSMT. Mr. Sorrentino, a greater than 10% shareholder of the Company, has resigned as the managing member of TSMT.

                          New Age Systems Inc (NAS Inc)

      During the quarter ended September 30, 2005, the Company discontinued negotiations to acquire New Age Systems Inc (NAS Inc).

                    Conversion of Debenture and Note Payable

      During the quarter ended September 30, 2005, the Company converted part of Convertible Debenture and part of Note Payable to Cornell Capital at the prevailing market rates as below:

Date of Conversion    No of Shares     $ Amount       Type of Loan

07/05/2005                 204,082     $ 10,000       Note Payable
09/19/2005                 243,902     $ 10,000       Note Payable
09/26/2005                 776,398     $ 25,000       Note Payable

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Syndication Net.com, Inc.
Falls Church, Virginia

      We have audited the accompanying balance sheet of Syndication Net.com, Inc. (a developement stage Company) at December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003 and from inception of the development stage on January 1, 2004 through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Syndication Net.com, Inc. at December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 and from inception of the development stage on January 1, 2004 through December 31, 2004 in conformity with United States generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has recorded significant losses from operations, and has no revenues to support operational cash flows, which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
April 13, 2005

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                                     ASSETS

                                  December 31,
                                      2004
                                      ----

CURRENT ASSETS

   Cash                                  $     14,041
   Note receivable, Net (Note 12)                  --
                                         ------------

     Total Current Assets                      14,041
                                         ------------

OTHER ASSETS

   Investment, Net (Note 10)                       --
   Deferred acquisition costs (Note 4)          7,000
                                         ------------

     Total Other Assets                         7,000
                                         ------------

     TOTAL ASSETS                        $     21,041
                                         ============

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                            Balance Sheet (Continued)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                  December 31,
                                      2004
                                      ----

CURRENT LIABILITIES

   Accounts payable                                        $    324,524
   Accounts payable-related party                                 2,000
   Note payable - related party (Note 5)                        361,830
Interest payable - related party (Note 5)                        40,163
   Note payable (Note 8)                                        140,511
   Interest payable                                              37,907
   Convertible debenture (Note 11)                              200,000
   Interest payable - convertible debenture                       6,029
   Accrued directors fees                                        44,000
                                                           ------------

     Total Current Liabilities                                1,156,964
                                                           ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock: 20,000,000 shares authorized of
    $0.001 par value, no shares issued and outstanding               --

   Common stock: 100,000,000 shares authorized of $0.001
    par value, 15,365,088 shares issued and
    outstanding                                                   1,536
Additional paid-in capital                                    3,558,379
   Deferred fees                                               (190,000)
   Deficit accumulated prior to the development stage        (2,231,519)
   Deficit accumulated during the development stage          (2,274,319)
                                                           ------------

     Total Stockholders' Equity (Deficit)                    (1,135,923)
                                                           ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
       (DEFICIT)                                           $     21,041
                                                           ============

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                                           From inception
                                                                                               of the
                                                                                            Development
                                                     For the Twelve Months Ended              stage on
                                                            December 31,                   January 1, 2004
                                               ---------------------------------------         through
                                                      2004                 2003           December 31, 2004
                                               ------------------   ------------------   ------------------
CONSULTING REVENUE                             $               --   $            3,420   $               --
                                               ------------------   ------------------   ------------------

OPERATING EXPENSES

   Bad debt expense                                       278,187                   --              278,187
   General and administrative                             320,093              215,492              320,093
   Consulting                                           1,281,000            1,007,338            1,281,000
                                               ------------------   ------------------   ------------------

     Total Operating Expenses                           1,879,280            1,222,830            1,879,280
                                               ------------------   ------------------   ------------------

OPERATING LOSS                                         (1,879,280)          (1,219,410)          (1,879,280)
                                               ------------------   ------------------   ------------------

OTHER (EXPENSES)

   Loss on investment value                              (276,431)                  --             (276,431)
   Interest income                                             --                   --                   --
   Interest expense                                      (118,608)              (4,000)            (118,608)
                                               ------------------   ------------------   ------------------

     Total Other (Expenses)                              (395,039)              (4,000)            (395,039)
                                               ------------------   ------------------   ------------------

LOSS BEFORE INCOME TAXES AND DISCONTINUED
   OPERATIONS                                          (2,274,319)          (1,223,410)          (2,274,319)
                                               ------------------   ------------------   ------------------

INCOME TAX EXPENSE                                             --                   --                   --
                                               ------------------   ------------------   ------------------

LOSS  BEFORE DISCONTINUED OPERATIONS                   (2,274,319)          (1,223,410)          (2,274,319)
                                               ------------------   ------------------   ------------------
   Income from discontinued operations                         --              134,990                   --
                                               ------------------   ------------------   ------------------

NET INCOME (LOSS)                              $       (2,274,319)  $       (1,088,420)  $       (2,274,319)
                                               ==================   ==================   ==================

BASIC INCOME AND LOSS PER SHARE

   Loss before discontinued operations         $            (0.17)  $            (0.10)
   Income from discontinued operations                       0.00                 0.01
                                               ------------------   ------------------

     Total Income (Loss) Per Share             $            (0.17)  $            (0.09)
                                               ==================   ==================

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING          13,391,577           11,556,040
                                               ==================   ==================

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)

                                                          Common Stock            Additional
                                                   ---------------------------      Paid-In       Deferred     Accumulated
                                                       Shares        Amount         Capital         Fees          Deficit
                                                   ------------   ------------   ------------   ------------   ------------
Balance, December 31, 2002                           10,795,750   $      1,079   $    805,748   $         --   $ (1,143,099)

Common stock issued for services
 at $1.00 per share                                      50,000              5         49,995        (50,000)            --

Common stock issued for services
 at $1.00 per share                                     250,000             25        249,975             --             --

Common stock issued for cash
 at $0.10 per share to related parties                   70,000              7          6,993             --             --

Common stock issued for debt and
  services at $1.00 per share to a related
  party                                                 571,338             57        571,281             --             --

Common stock issued for services
 at $1.00 per share to related parties                  108,000             11        107,989             --             --

Common stock issued for services
 at $1.00 per share to related parties                   70,000              7         69,993             --             --

Common stock issued for services
 at $1.00 per share                                     410,000             41        409,959       (242,000)            --

Common stock canceled for services
  at $1.00 per share                                   (250,000)           (25)      (249,975)            --             --

Net loss for the year ended
 December 31, 2003                                           --             --             --             --     (1,088,420)
                                                   ------------   ------------   ------------   ------------   ------------

Balance, December 31, 2003                           12,075,088          1,207      2,021,959       (292,000)    (2,231,519)

Common stock issued for cash at $1.00 per share
  on February 16, 2004                                   50,000              5         49,995             --             --

Common stock issued for deferred fees at $0.80
  per share on February 16, 2004                         30,000              3         23,997        (24,000)            --

Common stock issued for assets at $0.90 per
  share on February 28, 2004                            120,000             12        107,988             --             --

Common stock issued for assets at $0.65 per
  share on March 17, 2004                               160,000             16        103,984             --             --

Common stock issued for assets at $0.65 per
  share on March 17, 2004                                15,000              2          9,748             --             --

Common stock issued for assets at $0.65 per
  share on March 17, 2004                                60,000              6         38,994             --             --

Common stock issued for deferred fees at $0.40
  per share on May 18, 2004                             600,000             60        239,940       (240,000)            --

Common stock issued for services at $0.35 per
  share on June 1, 2004                               1,200,000            120        419,880             --             --

Balance forward                                      14,310,088   $      1,431   $  3,016,485   $   (556,000)  $ (2,231,519)
                                                   ------------   ------------   ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
             Statement of Stockholders' Equity (Deficit) (Continued)

                                                                  Common Stock          Additional
                                                           ---------------------------    Paid-In       Deferred      Accumulated
                                                              Shares         Amount       Capital         Fees          Deficit
                                                           ------------   ------------  ------------  ------------   ------------
Balance forward                                              14,310,088   $      1,431  $  3,016,485  $   (556,000)  $ (2,231,519)

Common stock issued for additional interest on default on
   note payable at $0.35 per share  on June 15, 2004             50,000              5        17,495            --             --

Beneficial conversion feature of convertible debentures              --             --        50,000

Common stock issued for services at $0.44 per share on
   December 1, 2004                                             675,000             67       296,932            --             --

Common stock issued for deferred fees at $0.50 per share
   on December 9, 2004                                           80,000              8        39,992       (40,000)            --

Common stock issued for services at $0.55 per share on
   December 27, 2004                                            250,000             25       137,475            --             --

Amortization of deferred fees                                        --             --            --       406,000             --

Net loss for the year ended December 31, 2004
                                                                     --             --            --            --     (2,274,319)
                                                           ------------   ------------  ------------  ------------   ------------

Balance, December 30, 2004                                   15,365,088   $      1,536  $  3,558,379  $   (190,000)  $ (4,505,838)
                                                           ============   ============  ============  ============   ============
Deficit accumulated prior to development stage                                                                       $ (2,231,519)
Deficit accumulated during the development stage                                                                       (2,274,319)
                                                                                                                     ------------
Accumulated deficit                                                                                                  $ (4,505,838)
                                                                                                                     ============

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                           From Inception
                                                                                               of the
                                                                                             Development
                                                         For the Twelve Months Ended           Stage on
                                                                  December 31,             January 1, 2004
                                                     -----------------------------------        through
                                                            2004               2003        December 31, 2004
                                                     ----------------   ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net Loss                                          $     (2,274,319)  $     (1,088,420)  $     (2,274,319)
   Adjustments to reconcile net loss to net cash
    provided (used) in operating activities:
     Common stock issued for services                       1,182,750          1,161,338          1,182,750
     Amortization of deferred fees                            406,000                 --            406,000
     Bad debt expense                                         278,187            (94,159)           278,187
     Loss on investment value                                 276,431                 --            276,431
   Changes in operating assets and liabilities:
     (Increase) in interest payable - related party             7,198                 --              7,198
     Increase in accounts payable - related party               1,000            (22,146)              1000
     Increase (decrease) in accounts payable                   18,516                 --             18,516
     Increase in accrued expenses                              38,641             17,294             38,641
     Increase in accrued expenses - related party              32,000            (15,024)            32,000
                                                     ----------------   ----------------   ----------------

       Net Cash Provided (Used) in Operating
         Activities                                           (33,596)           (41,117)           (33,596)
                                                     ----------------   ----------------   ----------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Increase in notes receivable - related                    (278,187)                --           (278,187)
   Increase in investments - related                         (276,431)                --           (276,431)
   Increase in deferred acquisition costs                      (7,000)                --             (7,000)
                                                     ----------------   ----------------   ----------------

       Net Cash Used in Investing Activities                 (561,618)                --           (561,168)
                                                     ----------------   ----------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Stock issued for cash                                     50,000              7,000             50,000
     Increase in notes payable                                207,500             40,000            207,500
     Payments on notes payable                                (96,989)           (10,000)           (96,989)
     Increase in notes payable - related party                272,990              4,100            272,990
     Payments on notes payable - related party                (24,260)                --            (24,260)
     Increase in convertible debenture                        200,000                 --            200,000
                                                     ----------------   ----------------   ----------------

       Net Cash Provided by Financing Activities              609,241             41,100            609,241
                                                     ----------------   ----------------   ----------------

NET INCREASE (DECREASE) IN CASH                                14,027                (17)            14,027

CASH, BEGINNING OF PERIOD                                          14                 31                 14
                                                     ----------------   ----------------   ----------------

CASH, END OF PERIOD                                  $         14,041   $             14   $         14,041
                                                     ================   ================   ================

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)

                                                                                 From Inception of
                                                                                  the development
                                                   For the 12 Months Ended       stage on January
                                                        December 31,              1, 2004 through
                                             ----------------------------------    December 31,
                                                    2004              2003              2004
                                             ----------------  ----------------  ----------------
SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

   Income taxes                              $             --  $             --  $             --
   Interest                                  $         11,370  $             --  $         11,370

Non-Cash Financing Activities

   Common stock issued for deferred fees     $        304,000  $        728,000  $        304,000
   Common stock issued for services          $      1,182,750  $        185,550  $      1,182,750
   Common stock issued to convert debt to
     related parties                         $             --  $        545,788  $             --

   The accompanying notes are an integral part of these financial statements.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

      The financial statements presented are those of Syndication Net.com, Inc. (formerly Life2K.com, Inc.) (Syndication). Syndication was incorporated under the name of Generation Acquisition Corporation (Generation) on March 25, 1999 under the laws of the State of Delaware to engage in any lawful act or activity. Effective August 16, 1999, Life2K.com, Inc. (Life2K) issued 16,200,000 shares of its common stock and 60,000 shares of its preferred stock in exchange for the issued and outstanding stock of Kemper. Effective October 13, 2000, pursuant to an Agreement and Plan of Organization between Generation Acquisition Corporation and Life2K, Generation Acquisition Corporation issued 10,387,750 shares of its outstanding common stock for 100% of the outstanding shares of Life2K. As part of the transaction, Life2K was merged with and into Generation Acquisition Corporation, Life2K was dissolved and Generation Acquisition Corporation changed its name to Syndication Net.com, Inc.

      Kemper was incorporated on December 28, 1987 under the State laws of Mississippi. Kemper was organized to procure, buy, sell and harvest forest products for treating poles, conventional lumber and wood products, as well as preserve and treat wood and forest products for sale in wholesale and retail markets.

      On October 9, 1997, Kemper entered into an asset purchase agreement and lease assignment under which it conditionally sold all of its assets as well as reassigned its lease related to its manufacturing enterprise. From that time, Kemper has acted as a retail broker, having eliminated virtually all of its manufacturing capacity.

      At the time of the acquisition of Kemper, Life2K was essentially inactive, with no operations and minimal assets. Additionally, the exchange of Life2K's common stock for the common stock of Kemper resulted in the former stockholders of Kemper obtaining control of Life2K. Accordingly, Kemper became the continuing entity for accounting purposes, and the transaction was accounted for as a recapitalization of Kemper with no adjustment to the basis of Kemper's assets acquired or liabilities assumed. For legal purposes, Life2K was the surviving entity.

      At the time of the acquisition of Life2K, Syndication was essentially inactive, with no operations and minimal assets. Additionally, the exchange of Syndication's common stock for the common stock of Life2K resulted in the former stockholders of Life2K obtaining control of Syndication. Accordingly, Life2K became the continuing entity for accounting purposes, and the transaction was accounted for as a recapitalization of Life2K with no adjustment to the basis of Life2K's assets acquired or liabilities assumed. For legal purposes, Syndication was the surviving entity.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

b. Accounting Method

      The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

c. Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

d. Accounts Receivable

      Accounts receivable consist of an amount due from a related company in the form of a note receivable. The note carries a balance of $292,838, which includes interest receivable on the note. The balance of the note has been fully allowed for as of December 31, 2004

e. Basic Loss Per Share

      The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements as follows:

                                           For the Years Ended
                                                December 31,
                                      -------------------------------
                                           2004             2003
                                      --------------   --------------
  Loss from operations                $        (0.17)  $        (0.10)
 Income from discontinued operations            0.00             0.01
                                      --------------   --------------

      Total Income (Loss) Per Share   $        (0.17)  $        (0.09)
                                      ==============   ==============

Weighted Average Number of Shares
  Outstanding                             13,391,577       11,556,040
                                      ==============   ==============

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

f. Recent Accounting Pronouncements

      During the year ended December 31, 2004, the Company adopted the following accounting pronouncements:

      On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the fourth fiscal quarter of 2005, and have not yet determined what impact this standard will have on our financial position or results of operations.

      In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

      In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-sharing Transactions, which amends FASB statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

      In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

      The implementation of the provisions of these pronouncements are not expected to have a significant effect on the Company's financial statement presentation.

g. Property and Equipment

      Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed form the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as gain or loss on sale of equipment. Depreciation is computed using the straight-line method over a period of five years. As of December 31, 2004 & December 31, 2003, all equipment has been fully depreciated.

h. Provision for Income Taxes

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

      Net deferred tax assets consist of the following components as of December 31, 2004 and 2003:

                                        2004           2003
                                    ------------   ------------

Deferred tax assets
    NOL Carryover                   $    581,990   $    405,300
    Accrued expenses                      15,665         12,900

Deferred tax liabilities:                     --             --

Valuation allowance                     (597,655)      (418,200)
                                    ------------   ------------

Net deferred tax asset              $         --   $         --
                                    ============   ============

      The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2004 and 2003 due to the following:

                                         2004           2003
                                    ------------   ------------

Book income                         $   (886,984)  $   (424,485)
Stock for services/options expense       479,620        452,920
Bad debt                                 114,204             --
Loss on writedown                        107,810             --
Discount debentures                        5,850             --
Other                                         45             --
Valuation allowance                      179,455        (28,435)
                                    ------------   ------------

                                    $         --   $         --
                                    ============   ============

      At December 31, 2004, the Company had net operating loss carryforwards of approximately $1,400,000 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the December 31, 2004 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

      Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

j. Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

k. Advertising

      The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense for the years ended December 31, 2004 and 2003 was $2,527 and $ 0, respectively.

l. Revenue Recognition Policy

      The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin again.

NOTE 2 - PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31, 2004:

Office equipment            $        4,550
Accumulated depreciation            (4,550)
                            --------------

Net property and equipment  $           --
                            ==============

      Depreciation expense for the years ended December 31, 2004 and 2003 was $0 and $0, respectively.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

      On May 18, 1999, the Company entered into an agreement to acquire a reporting United States corporation with audited financial statements showing no material assets or liabilities. The Company agreed to pay $100,000 for its services in regard to the transaction. On October 13, 2000 this acquisition took place (Note 1.) The Company has paid a total of $65,000 and has accrued an additional $35,000 for legal fees.

      On April 7, 1999, the Company ratified its corporate service consulting agreement with Source Management Services, Inc. (Source), a related company owned by a significant shareholder. Source is to oversee the general activities of the Company on a day-to-day basis, develop and execute a business plan, and assist in other ongoing administrative issues. For the year ended December 31, 2002, the Company agreed to pay Source a total of $1,000.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 3 - COMMITMENTS AND CONTINGENCIES (Continued)

      The Company has also agreed to award Source a bonus of 5% of the outstanding shares of stock when the Company's securities are traded on any United States stock exchange. The Company became listed on the OTC Bulletin Board on March 5, 2003

      On September 19, 2000, the Company entered into a Services and Consulting Agreement with Tri-State Metro Territories, Inc. (Tri-State), a business that sells franchised hair coloring salon units under the copyright name of "haircolorxpress." The Company was retained as Tri-State's consultant to assist in the development of management, sales and marketing of "haircolorxpress" franchised hair coloring salon units. The Company received a total of $12,725 during 2002 as a result of the consulting agreement with Tri-State. The agreement is for a term of twenty years with up to four, five-year extensions. The Company is currently in negotiations with a number of companies that are interested in entering into similar consulting agreements.

      On November 26, 2001, Barry Pope ("Pope"), individually and as a shareholder of Worldwide Forest Products, Inc. ("Worldwide") commenced an action against the Company, Brian Sorrentino, Dale Hill, Worldwide Forest Products, Inc., Kemper Pressure Treated Forest Products, Inc., Life2k.com, Inc., Algonquin Acquisition Corp., Generation Acquisition Corp., Castle Securities Corporation and John Does 1-5, in the Circuit Court of Madison County, Mississippi. In such action, Pope claims that stock he owned and commissions owed to him by Worldwide should have been converted into shares of the common stock of the Company.

      Worldwide was a corporation organized under the laws of the State of Mississippi that operated as a wood treatment company that worked exclusively with creosite, a wood treatment chemical, for utility wood poles and products. In 1997 the corporate charter of Worldwide expired and Worldwide no longer conducts operations. In 1996, Pope entered into a consent order settlement with Worldwide arising from claims brought by Pope against the former President of Worldwide and Worldwide, David Wise. Pursuant to such settlement, on November 8, 1996, Pope received 30,000 shares of Worldwide common stock and received warrants, exercisable at $1.00 per share, to purchase 200,000 shares of Worldwide common stock.

      Worldwide never completed a public offering and, as such, Pope alleges losses equal to the value of his Worldwide shares had Worldwide completed a public offering, had such shares traded at a minimum of $5.00 per share and had Pope been able to sell his securities equal to or in excess of $5.00. Pope further alleges that certain defendants guaranteed the obligations of Worldwide in the amount of $2,060,000 and alleges that all shareholders of Worldwide were provided an opportunity by Worldwide to convert shares of Worldwide common stock into shares of common stock of the Company.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 3 - COMMITMENTS AND CONTINGENCIES (Continued)

      Finally, Pope alleges that Brian Sorrentino orally guaranteed payment to Pope in the amount of $200,000 representing commissions to be paid to Pope if and when Pope provided a $2,000,000 loan for Worldwide. Pope is seeking compensatory and punitive damages in an amount to be determined at trial, plus an award of reasonable costs, attorneys' fees and expenses, pre-judgment and post-judgment interest, and any other relief to which Pope may be entitled. Summary judgment has been entered in favor of the Company and other defendants. Pope has made clear intentions to appeal.

      On November 10, 2003, the Company entered into a Letter of Intent with Tri State Metro Territories, LLC (Tri State) to acquire substantially all of the assets of Tri State. A major shareholder of the Company is also a 10% shareholder and managing member in Tri State.

      On September 14, 2004, the shareholders of the Company entered into a letter of intent with New Age Systems, Inc. (New Age). In connection therewith, the CompanyI has agreed to provide New Age with $1,800,000 in funding (the funding) for its operations to be received pursuant to the Standby Equity Distribution Agreement (SEDA) that SYCI entered with Cornell Capital Partners, LP. Under the terms of the proposed agreement, the Company will acquire 100% of New Age's outstanding securities in consideration of the following:

      o Cash payment in the amount of $650,000 of which $150,000 shall be paid within five business days of the initial advance under the SEDA after the closing date. The remaining $500,000 shall be paid from all subsequent advances under the SEDA until the full $650,000 has been paid;

      o The issuance by the Company of 3,591,522 shares of common stock to the stockholders of New Age;

      o Upon completion of the Funding, the Company shall issue shares of common stock to the stockholders of New Age equal to .15 multiplied by the difference of 7,200,000 share of common stock less the amount of shares issued by the Company in connections with the funding; and

      o The issuance by the Company of 718,304 shares of its common stock to the stockholders. This issuance is conditional upon New Age contributing an aggregate of $1,800,000 in net income to the Company within four years from the closing date.

      The closing of this purchase is subject to the entering of a final definitive agreement and the performance of customary due diligence.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 4 - PREFERRED STOCK

      The shareholders of the Company have authorized 20,000,000 shares of preferred stock with a par value of $0.001. The terms of the preferred stock are to be determined when issued by the board of directors of the Company.

NOTE 5 - NOTES PAYABLE - RELATED PARTY

      Notes payable to related parties consisted of the following at December 31, 2004:

Note payable to a related party, due on demand,
 plus interest at 10% per annum, unsecured           $ 361,830

Less: Current Portion                                 (361,830)
                                                     ---------

Long-Term Notes Payable to Related Parties           $      --
                                                     =========

      The aggregate principal maturities of notes payable to related parties are as follows:

    Year Ended
    December 31,        Amount
-------------------   ---------

       2005           $ 361,830
       2006                  --
       2007                  --
       2008                  --
2009 and thereafter          --
                      ---------

      Total           $ 361,830
                      =========

      Interest expense for the year ended December 31, 2004 and 2003 was $6,522 and $13,125, respectively. The total interest payable on this note is $40,163.

NOTE 6 - GOING CONCERN

      The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has historically incurred significant losses which have resulted in an accumulated deficit of $4,505,838 at December 31, 2004 which raises substantial doubt about the Company's ability to continue as a going concern.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 6 - GOING CONCERN (Continued)

      The accompanying financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might result from the outcome of this uncertainty.

      It is management's intent to seek growth by way of a merger or acquisition. It is the belief that over the next 12 months that Company will acquire at least one or more of acquisition candidates. The acquisition process should provide capital, revenue and incomes as a result. There is no assurance that the Company will be successful in its acquisition efforts or in raising the needed capital.

NOTE 7 - COMMON STOCK

      On February 16, 2004, the Company issued 50,000 share of common stock for $50,000 cash. This stock issuance is part of the private placement to issue up to 50,000 units. Each unit consists of one share of common stock and three warrants to purchase three additional shares of common stock. Each warrant has an exercise price of $0.10 per share.

      On February 16, 2004, the Company issued 30,000 shares for deferred legal fees at $0.80 per share.

      During the year ended December 31, 2004, the Company issued 355,000 shares of common stock and paid out $52,500 in exchange for 575 class "A" common shares and 1,500 common shares in Tri-State Metro Territories, LLC, Inc. (TSMT) and notes receivable with principal balances of $95,000 plus accrued interest.

      On May 18, 2004, the Company issued 600,000 shares of common stock for deferred legal fees at $0.40 per share.

      On June 1, 2004, the Company issued 1,200,000 shares of common stock for consulting services at $0.35 per share.

      On June 15, 2004, the Company issued 50,000 shares of common stock for defaulting on a note payable at $0.35 per share.

      On December 1, 2004 the Company issued 675,000 shares of common stock for services valued at $0.44 per share.

      On December 9, 2004 the Company issued 80,000 shares of common stock for deferred fees at $0.50 per share.

      On December 27, 2004 the Company issued 250,000 shares of common stock for services at $0.55 per share.

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 8 - NOTE PAYABLE

      At December 31, 2004, the Company had five notes payable totaling $140,511. These notes are unsecured and due on demand. Interest accrues at 10% per annum. Interest expense for the years ended December 31, 2004 & 2003 was $37,907 and $5,295 respectively.

NOTE 9 - DISCONTINUED OPERATIONS

      In September 2003, the Company decided to wind down its operations of wood treatment. This decision was based on minimal margins and new legislation governing the use of certain chemicals. The Company wanted to limit its exposure to any risks associated with the use of chemicals used in the treatment of wood. The Company wound down all wood treatment operations in September 2003.

                                            For the Year
                                               Ended
                                            December 31,
                                                2003
                                          ---------------

WOOD TREATMENT REVENUE                    $     5,806,366

COST OF SALES                                   5,765,535
                                          ---------------

   Gross Margin                                    40,831
                                          ---------------

EXPENSES

   General and administrative expense
                                          ---------------

        Total Expenses
                                          ---------------

Income From Operations                             40,831
                                          ---------------

OTHER INCOME (EXPENSE)

   Gain on release of debt                         94,159
                                          ---------------

        Total Other Income (Expense)               94,159
                                          ---------------

NET INCOME FROM DISCONTINUED
 OPERATIONS                               $       134,990
                                          ===============

                           SYNDICATION NET. COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     December 31, 2004 and December 31, 2003

NOTE 10 - INVESTMENT

      During the twelve months ended December 31, 2004, the Company purchased 575 Class "A" common stock and 1,500 common shares in Tristate Metro Territories, LLC (TSMT). The valuation of this investment was $276,431. This investment is valued at the lower of cost or market and represents 9% of TSMT. A major shareholder of the Company is also the managing member of TSMT. As of December 31, 2004 the Company has been unable to establish a market value for its investment, and thus has written its value to zero and recognized a loss of $276,431.

NOTE 11 - CONVERTIBLE DEBENTURES

      As of June 1, 2004, the Company issued a Secured Convertible Debenture to an unrelated party in the principal amount of $200,000, after which, the registration statement associated with the debenture was filed with the SEC. The convertible debenture accrues interest at the rate of 5% per year and is convertible at the holder's option. At the option of the Company, the entire principal amount and all accrued interest can be either: (i) paid three years after the convertible debenture was issued, or (ii) converted into shares of the Company's common stock at a price per share that is equal to the lesser of: (i) $0.42 or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debenture has a term of three years and is secured by all of the company's assets. As of December 31, 2004, the debenture had not been converted. There was not a beneficial conversion expense associated with this debenture.

      On June 15, 2004, the Company entered into standby equity distribution agreement with an unrelated party. Whereby the Company may sell common stock for up to $10,000,000. Each share of common stock sold will be sold at 98% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date.

NOTE 12 - NOTE RECEIVABLE - RELATED PARTY

      During the year end December 31, 2004, the Company loaned $278,187 to a related company. The note is unsecured and due on demand. The Company now believes that recovering the amount of the note is unlikely and has allowed for the note in full. The Company has recognized bad debt of $278,187.

                                 Up to 4,722,872
                                    Shares of
                                  Common Stock

                                       of

                            SYNDICATION NET.COM, INC.

                                   PROSPECTUS

                 The date of this prospectus is __________, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

  Nature of Expense                          Amount
                                           ----------
  SEC Registration fee                  $       3.54
  Accounting fees and expenses             10,000.00*
  Legal fees and expenses                  40,000.00*
                                           ----------
                        TOTAL           $  50,003.54*
                                           ==========

  * Estimated

Item 26. Recent Sales of Unregistered Securities.

      The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

      In October 2002, we issued 2,000 shares of common stock to each of our officers and directors for an aggregate issuance of 12,000 shares. The shares were issued as follows: 2,000 to Vance Hartke, our former president; 2,000 to Wayne Hartke, a former director; 2,000 to Mark Solomon as a director; 2,000 to Howard Siegel as a director; 2,000 to Cynthia White, our former CFO. We also issued 1,000 shares of common stock to Wayne Hartke for legal services rendered to us at a value of $1.00 per share and 1,000 shares to Mr. Vance Hartke as consideration for office rental fees value at $1.00 per share.

      On September 4, 2003, we issued 88,000 shares to Wayne Hartke, 18,000 shares of common stock to Cynthia White, 18,000 shares of common stock to Mark Solomon, 18,000 shares of common stock to Mark Griffith, 18,000 to Howard Siegel and 20,000 shares of common stock to Cynthia White. Such shares were valued at $1.00 and were issued for board services rendered to us. We issued an aggregate of 70,000 shares of common stock for cash at $.10 per share to Mark Solomon and Howard Segal.

      During the fourth quarter of the year ended December 31, 2003, we issued an aggregate of 1,172,338 shares of our common stock to nine individuals, including our officers and directors, as consideration for services rendered to us. The shares were issued as follows; 571,338 shares of our common stock was issued to Brian Sorrentino for consulting services as part of the terms related to the Consulting Agreement between Kemper Pressure Treated Forest Products Inc. and Source Management Services and valued at $1.00; we issued 300,000 shares of common stock to the Research Works, valued at $1.00, for research services rendered to us. The services rendered by Research Works were related to an analysis of the market prospects related to the potential development of Tri-State Metro Territories LLC and as a prerequisite leading to the acquisition of that company; we issued an aggregate of 130,000 shares of common stock, valued at $1.00, to Shai Stern and Seth Farbman for legal services and EDGAR services rendered to us; we issued 91,000 shares to Wayne Hartke, our former Director, 20,000 shares to Cynthia White, our former CFO; 20,000 to Mark Solomon as Director; 20,000 to Mark Griffith, or former Secretary; and 20,000 to Howard Seigal as director.

      On February 16, 2004, we issued 50,000 shares of common stock and warrants to purchase three shares of common stock for $50,000 cash. This stock issuance was part of a private placement to issue up to 50,000 units. Each unit consists of one share of common stock and three warrants to purchase three additional shares of common stock. Each warrant has an exercise price of $0.10 per share.

      On February 16, 2004, we issued 30,000 shares to Seth Farbman for deferred legal fees at $0.80 per share.

      During the quarter ended March 31, 2004, we issued 355,000 shares of common stock and paid out $52,500 in exchange for 575 class "A" common shares and 1,500 common shares in Tri-State Metro Territories, LLC, Inc. and notes receivable with principal balances of $95,000 plus accrued interest. The shares were issued to Adoribel Holdings (160,000), Jack Feldman (120,000), George Kuipers (15,000) and Dale Hill (60,000).

      On May 18, 2004, we issued 600,000 shares of common stock for deferred legal fees at $0.40 per share.

      In June 2004, we issued 600,000 shares of common stock to Seth Farbman in consideration for consulting and edgarizing services for a period of 12 months.

      In June 2004, we issued 50,000 shares of common stock to Seth Farbman, a note holder, in consideration for the extension of the due date of such note.

      On June 1, 2004, we issued 1,200,000 shares of common stock for consulting services at $0.35 per share.

      On June 15, 2004, we issued 50,000 shares of common stock for defaulting on a note payable at $0.35 per share.

      To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on June 15, 2004 for the sale of $200,000 in convertible debentures of which $50,000 was received by us on June 15, 2004 and $150,000 was received by us on July 9, 2004. The debentures issued pursuant to the June 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following:

o     $.42; or

o eighty percent(80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

      On June 15, 2004, we entered into a Standby Equity Distribution Agreement with one investor. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 98% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital Partners, L.P. will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is restricted from owing in excess of 9.9% of our outstanding common stock. In the event that Cornell Capital Partners is unable to sell shares of common stock that it acquires under the Standby Equity Distribution Agreement and its ownership equals 9.9% of the our outstanding, then we will not be able to draw down money under the Standby Distribution Agreement. In June 2004, as required by the Standby Equity Distribution Agreement we issued Cornell Capital Partners, L.P. 1,160,000 shares of common stock. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 40,000 shares of our common stock.

      During the six months ended June 30, 2004, we issued 355,000 shares of common stock and paid out $52,500 in exchange for 575 class "A" common shares and 1,500 common shares in Tri-State Metro Territories, LLC, Inc. (TSMT) and notes receivable with principal balances of $95,000 plus accrued interest.

      During the quarter ended March 31, 2005, we borrowed $250,000 from Cornell Capital at an interest rate of 12%. The entire amount of principle and interest are due in full in September 2005.

      During the quarter ended June 30, 2005, we borrowed an amount of $250,000 from Cornell Capital at an interest rate of 12%. The entire amount of principle and interest are due in full in January 2006.

      On December 30, 2005, in order to obtain alternative funding for our ongoing operations, we executed a Securities Purchase Agreement (the "Agreement") for the sale of (i) $1,150,000 in secured convertible debentures (the "Debentures") and (ii) stock purchase warrants (the "Warrants") to buy 120,000,000 shares of our common stock. The Debentures are convertible at a price equal to the lower of (i) $0.0132 or (ii) 85% of the lowest weighted average price during the 30 trading days immediately preceding the conversion date. The Warrants are exercisable until five years from the date of issuance at the following exercise prices:

o     $0.008 with respect to 36,000,000 shares of common stock;

o     $0.01 with respect to 36,000,000 shares of common stock;

o     $0.02 with respect to 21,000,000 shares of common stock;

o     $0.05 with respect to 16,000,000 shares of common stock; and

o     $0.10 with respect to 11,000,000 shares of common stock.

      Unless otherwise specified above, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27. Exhibits.

      The following exhibits are included as part of this Form SB-2.

Exhibit Number                                             Description
----------------   ------------------------------------------------------------------------------------------------
3.1                Certificate of Incorporation,  filed with the registration  statement of Generation Acquisition
                   Corporation  on Form 10-SB (file No.  000-29701)  filed with the  Commission  and  incorporated herein by reference.
3.2                Certificate  of Ownership and Merger  previously  filed with the  Commission as an exhibit to a registration statement on Form SB2/A (file no. 333-55534) and incorporated by reference.
3.3                By-Laws of the  Company,  filed  with the  registration  statement  of  Generation  Acquisition
                   Corporation  on Form 10-SB (file No.  000-29701)  filed with the  Commission  and  incorporated herein by reference
3.4                Restated and Amended Bylaws of the Company.
4.1                Agreement and Plan of Reorganization among Generation  Acquisition  Corporation,  Life2K, Inc., and the  shareholders  of  Life2K,  Inc.  filed  on Form  8-K  (file  no.  000-29701)  with the
                   Commission on November 6, 2000 and incorporated herein by reference.
4.2                Agreement and Plan of Merger between Generation Acquisition  Corporation and Life2K Acquisition
                   Corporation  filed on Form 8-K (file no. 000-29701) with the Commission on November 6, 2000 and incorporated herein by reference.
5.1                Opinion and Consent of Sichenzia Ross Friedman Ference LLP (filed herewith).
10.1               Consulting  agreement between  SyndicationNet.com,  Inc. and Tri-State Metro  Territories,  LLC
                   dated September 19, 2000, filed  with the Commission as Exhibit 4.3 in a registration statement on  Form SB-2 (file  no. 333-55534) filed  on  February 13, 2001  and  incorporated  herein  by reference.

Exhibit Number                                             Description
----------------   ------------------------------------------------------------------------------------------------
10.2               Securities Purchase Agreement,  dated June 15, 2004, by and among Syndication Net.com, Inc. and
                   Cornell Capital Partners, L.P. (1)
10.3               Secured Convertible Debenture with Cornell Capital Partners, L.P. (1)
10.4               Investor Registration Rights Agreement,  dated June 15, 2004, by and among Syndication Net.com,
                   Inc. and Cornell Capital Partners,  L.P. in connection with the Securities  Purchase Agreement.
                   (1)
10.5               Escrow Agreement,  dated June 15, 2004, by and between  Syndication  Net.com,  Inc. and Cornell
                   Capital Partners, L.P. in connection with the Securities Purchase Agreement. (1)
10.6               Security  Agreement,  dated June 15, 2004, entered into between Syndication  Net.com,  Inc. and
                   Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement. (1)
10.7               Standby Equity Distribution  Agreement,  dated June 15, 2004, between Cornell Capital Partners,
                   L.P. and Syndication Net.com, Inc. (1)
10.8               Registration Rights Agreement,  dated June 15, 2004, by and between Syndication  Net.com,  Inc.
                   and  Cornell  Capital  Partners,  L.P.  in  connection  with the  Standby  Equity  Distribution
                   Agreement. (1)
10.9               Escrow Agreement,  dated June 15, 2004, by and between  Syndication  Net.com,  Inc. and Cornell
                   Capital Partners, L.P. in connection with the Standby Equity Distribution Agreement. (1)
10.10              Placement  Agent  Agreement,  dated June 15,  2004,  by and among  Syndication  Net.com,  Inc.,
                   Newbridge Securities Corporation and Cornell Capital Partners, L.P. (1)
10.11              Amendment  No. 1 to the Standby  Equity  Distribution  Agreement  dated  August 25, 2004 by and between Syndication Net.com, Inc. and Cornell Capital Partners, L.P. (1)
10.12              Secured Convertible Debenture with Cornell Capital Partners, L.P. dated July 9, 2004. (1)
10.13              Consulting   Agreement  between  Kemper  Pressure  Treated  Forest  Products  Inc.  and  Source
                   Management Services filed  with the Commission as  Exhibit 10.1 in a  registration statement on
                   Form SB-2 (file no. 333-55534)  filed on October 5, 2001  and incorporated herein by reference.
10.14              Consulting  Agreement between Syndication  Net.com,  Inc. and HTRG Consulting,  Inc. previously filed with the  Commission  as an exhibit to a  registration  statement on Form SB2/A (file no.
                   333-55534) and incorporated by reference.
10.15              Asset Purchase  Agreement  between Kemper Pressure Treated Forest  Products,  Inc. and Electric
                   Mills  Wood  Preserving  LLC,  previously  filed  with  the  Commission  as  an  exhibit  to  a registration statement on Form SB2/A (file no. 333-55534) and incorporated by reference.
10.16              Assignment of Lease between Kemper Pressure  Treated Forest  Products,  Inc. and Electric Mills
                   Wood  Preserving  LLC,  previously  filed with the  Commission as an exhibit to a  registration statement on Form SB2/A (file no. 333-55534).
10.17              Securities  Purchase  Agreement  dated  December  30, 2005 by and among the Company and Cornell
                   Capital Partners, L.P. (2)
10.18              Form of Secured Convertible Debenture dated December 30, 2005. (2)
10.19              Form of Stock Purchase Warrant dated December 30, 2005. (2)
10.20              Investor  Registration  Rights  Agreement  dated December 30, 2005 by and among the Company and
                   Cornell Capital Partners, L.P. (2)
10.21              Amended and Restated  Security  Agreement  dated December 30, 2005 by and among the Company and
                   Cornell Capital Partners, L.P. (2)
10.22              Escrow  Agreement  dated  December  30,  2005 by and  among the  Company  and  Cornell  Capital
                   Partners, L.P. (2)
10.23              Termination Agreement dated  December 30,  2005  by and among the Company and  Cornell  Capital
                   Partners, L.P. (2)
10.24              Amended and  Restated  Securities  Purchase  Agreement  dated as of February 3, 2006 by and among the Company and Cornell Capital Partners, L.P. (Filed herewith).
10.25              Amended and Restated Investor  Registration  Rights Agreement dated as of February 3, 2006 by and among the Company and Cornell Capital Partners, L.P. (Filed herewith).
10.26              Second  Amended and  Restated  Security  Agreement  dated as of February 3, 2006 by and among the
                   Company and Cornell Capital Partners, L.P. (Filed herewith).
10.27              Termination  Agreement  dated as of February 3, 2006 by and among the Company and Cornell Capital
                   Partners, L.P. (Filed herewith).
10.28              Secured Convertible Debenture with Cornell Capital Partners, L.P. dated February 3, 2006
                   (Filed herewith)
14.1               Code of Ethics and Business Conduct for Officers, Directors and Employees of the Company. (1)
23.1               Consent of HJ & Associates, LLC
23.2               Consent of Sichenzia Ross Friedman Ference LLP (incorporated in Exhibit 5.1).

(1) Filed as an exhibit to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission on July 7, 2004.

(2) Filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006.

Item 28. Undertakings.

      The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

      (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Washington, D.C. on February 3, 2006.

                                 SYNDICATION NET.COM, INC.

                                 By: /s/ Brian Sorrentino
                                     ----------------------------------------
                                         Brian Sorrentino
                                         Chief Executive Officer and Director
                                         (Principal Executive Officer)

                                 By: /s/ Mrutyunjaya S. Chittavajhula
                                     ----------------------------------------
                                         Mrutyunjaya S. Chittavajhula
                                         Chief Financial Officer (Principal
                                         Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                                 Date
---------                 -----                                 ----

/s/ Brian Sorrentino      Chief Executive Officer and Director  February 3, 2006
-----------------------
Brian Sorrentino          (Principal Executive Officer)

/s/ Mark Solomon          President and Director                February 3, 2006
-----------------------
Mark Solomon

/s/ Howard B. Siegel      Director                              February 3, 2006
-----------------------
Howard B. Siegel